Master Agreement For Call Center Services

Between

Verizon Corporate Services Group Inc.

And

APAC Customer Services, Inc.

TABLE OF CONTENTS

MASTER AGREEMENT FOR CALL CENTER SERVICES

1. PARTIES

This Master Agreement for Call Center Services (“Agreement”) is made between APAC Customer Services, Inc., an Illinois corporation, having an office located at 2333 Waukegan Rd., Suite 100, Bannockburn, IL 60015 (“Supplier”), and Verizon Corporate Services Group, Inc. (“Verizon”), a Delaware corporation, having an office at One Verizon Way, Basking Ridge, New Jersey 07920, on behalf of itself and for the benefit of its Affiliates, hereinafter defined, each of Verizon and Supplier a “Party” and together the “Parties” hereto.

2. TERM

This Agreement is made and entered into on and as of the date of execution by the last signing Party but takes retroactive effect to and including January 1, 2009 (the “Effective Date”) and, unless terminated by Verizon in accordance with the terms of this Agreement, shall remain in effect until December 31, 2011 (the “Term”). This Agreement shall be automatically renewed for subsequent one-year periods at the end of the Term unless written notice of intent not to renew is given by one Party to the other sixty (60) days’ prior to the end of the initial or any renewal term.

3. DEFINITIONS

The terms defined in this Section shall have the meanings set forth below whenever they appear in this Agreement, unless the context in which they are used clearly requires a different meaning or a different definition is described for a particular Section or provision:

3.1	“Affiliate” means, at any time, and with respect to any corporation, partnership, person or other entity, any other corporation, partnership, person or entity that at such time, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first corporation, partnership, person, or other entity. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership, person or other entity, whether through the ownership of voting securities, or by contract or otherwise.

3.2	“Authorization Letter” shall mean any service order, authorization letter, or other written communication and/or electronic transmission letters, in a form similar to the one appended hereto appended hereto as Exhibit B, which Verizon may issue to Supplier for the purchase of Service.

3.3	“Call Detail Information” shall be any information that pertains to the transmission of specific telephone calls, including: (a) for outbound calls, the number called and the time, location or duration of any call, and (b) for inbound calls, the number from which the call was placed and the time, location, or duration of any call.

3.4	“Customer Proprietary Network Information” or “CPNI” shall be as defined in 47 U.S.C. Section 222(h)(1)

3.5	“Personal Information” shall be information that, either alone or in combination with other data, identifies or uniquely relates to an individual, such as an individual’s name, social security number, financial account numbers (e.g., credit or debit card number or bank account information), account passwords and pass codes, driver’s license and/or government-issued identification number, mother’s maiden name, and healthcare records.

3.6	“Project” shall mean the work described in, and authorized, by an Authorization Letter.

3.7	“Project Leader” shall mean the single point of contact appointed by Verizon in an Authorization Letter issued by Verizon under this Agreement.

3.8	“Self-Help Code” means any back door, “time bomb,” drop-dead device or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than a licensee of the program. Self-Help Code does not include software routines in a computer program, if any, designed to permit the licensor of the computer program (or other person acting by authority of the licensor) to obtain access to a licensee’s computer system(s) (e.g., remote access via modem) for purposes of maintenance or technical support.

3.9	“Services” shall mean the services required to support Verizon as further set forth in this Agreement, including in Exhibit A, Scope of Services, and in an Authorization Letter, which may include a Statement of Work.

3.10	“Scope of Services” shall mean a detailed description of the Services attached hereto as Exhibit A.

3.11	“Statement of Work” shall mean a detailed description of the specific tasks to be performed by Supplier pursuant to an Authorization Letter. An Authorization Letter may include a Statement of Work that details the specific Services to be performed by Supplier.

3.12	“Unauthorized Code” means any virus, Trojan horse, worm or any other software routines or hardware components designed to permit unauthorized access to disable, erase, or otherwise harm software, hardware, or data or to perform any other such actions. The term Unauthorized Code does not include Self-Help Code.

4. SCOPE

4.1	Verizon may purchase Service as set forth in Exhibit A, on a nonexclusive basis, pursuant to the terms and conditions set forth in this Agreement.

4.2	This is an as-ordered Agreement and does not by itself order any Service. Verizon shall order Service by submitting an Authorization Letter in accordance with the terms of this Agreement specifying the Service set forth in Exhibit A. An Authorization Letter may include a Statement of Work that details the specific Services to be performed by Supplier. Upon receipt of an Authorization Letter that conforms to this Agreement, Supplier shall provide Services in accordance with the terms and conditions of this Agreement.

5. AUTHORIZATION LETTERS

5.1	Supplier shall furnish Service as specified in Authorization Letters, a sample of which is attached hereto as Exhibit B, as mutually agreed to by the Parties from time to time, setting forth, in detail, the specific tasks to be performed and the time frame within which they are to be performed. Verizon shall appoint a Project Leader in each Authorization Letter issued by Verizon under this Agreement. The Authorization letter shall reference this Agreement and contain the following information: the statement of work to be performed, the time and place for performance, the date of the Authorization Letter, compensation, the billing address, the Verizon contact and any other information required by Verizon.

5.2	An Affiliate that issues an Authorization Letter may enforce the terms and conditions of this Agreement with respect to any Service purchased by such Affiliate as though it were a direct signatory to the Agreement. Default by one Affiliate shall not affect any other Affiliate party to this Agreement.

5.3	An existing Authorization Letter may be modified by Verizon through the issuance by Verizon of a Change Notice to Supplier in a form similar to the one appended here as Exhibit C. The Change Notice will detail any modifications to the price or the Services being performed, and will be mutually agreed upon in advance of implementing any such modification.

6. PAYMENT AND BILLING

6.1 Payment

6.1.1	Verizon shall pay Supplier the amounts set forth in a Rate Schedule, which may be a part of Exhibit A or an Authorization Letter.

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6.1.2	In addition, Verizon may solicit an offer or proposal to perform Services on a competitive bid or quotation basis, which, if either is deemed acceptable to Verizon will be performed pursuant to a subsequently issued Authorization Letter. Verizon, in its sole discretion, reserves the right to reject any Supplier bid or quotation. In addition, with respect to any Services solicited via a competitive bid or request for quotation, no contract to perform such Services will exist between Verizon and Supplier unless and until an officer or other previously designated representative of Verizon issues and Authorization Letter to perform the Services.

6.1.3	The price(s) shall be firm for the Term except that Supplier may at any time decrease the prices. Supplier agrees that if Supplier’s list price or the price later offered to Verizon for a Service is lower than the stated price, then the stated price shall be lowered for all Services provided.

6.1.4	The prices specified in this Agreement are the total prices and there shall be no other charges whatsoever. Unless otherwise specified, the prices set forth in this Agreement or in an Authorization Letter include all incidental costs, including transportation, entertainment and the use of all necessary tools, products and equipment. The prices include all taxes except those which Supplier is required by law to collect from Verizon. Supplier is responsible for all of Supplier’s own overhead, equipment, tools, telephone calls, transportation, materials and any costs of any nature unless this Agreement specifically provides otherwise. Supplier may not charge Verizon for overtime work unless Verizon authorized the overtime work in writing in advance.

6.2 Invoicing

6.2.1	Invoices will be submitted monthly by Supplier to the person designated in the applicable Authorization Letter and will describe the Services rendered during the invoice period. Each invoice shall reference this Agreement and Verizon’s written notification of acceptance. The invoices will identify such details as set forth in an Authorization Letter. Supplier shall invoice Verizon for the Services no later than thirty (30) days from the last business day upon which the Services were performed. Verizon may dispute Supplier’s invoice pursuant to this provision based upon Supplier’s failure to invoice Verizon within the thirty (30) days.

6.2.2	Payments of undisputed amounts shall be made within forty-five (45) days from the date of receipt of each invoice. In the event Verizon elects to pay the undisputed amounts of an invoice within three (3) days after Verizon’s receipt of such invoice, Supplier shall grant to Verizon a discount equal to one and 25/100ths percent (1.25%) of the invoice amount that is paid by Verizon within such period (“Fast Pay Discount”). In the event Verizon disputes in good faith any portion of an invoice, Verizon will provide Supplier with written notice of such dispute within thirty (30) days after receipt of the invoice; such notice shall outline in reasonable detail the reasons for the good faith dispute. Upon receipt of a notice of dispute, Supplier shall issue a new invoice, minus the disputed portion, dated as of the same date as the original invoice and Verizon shall pay such new invoice within thirty (30) days. In the event Verizon (1) exercises its right to dispute an invoiced amount and requires Supplier to issue a corrected invoice due to such disputed amount, and (2) does not pay the original (uncorrected) invoice within the three (3) day period referenced herein, Verizon shall not be entitled to receive a Fast Payment Discount on such invoice or corrected invoice. Any disputed amounts, if unresolved by the Parties, shall be subject to Section 29, Dispute Resolution.

6.2.3	At Verizon’s option Supplier will do the following with respect to one or more Affiliates. Verizon may, at no additional cost to Verizon, require Supplier to accept purchase orders and submit invoices via the electronic Enterprise Order To Pay Solutions system interfacing with Verizon Purchasing and Accounts Payable Enterprise Resource Planning (“ERP”) systems. Enrollment by the Supplier will be at no cost to Supplier, unless Supplier requires system customization or modification. In the event modifications are required, a detailed quote of customization costs will be provided for review prior to implementation. Transactions made over the Enterprise Order To Pay Solutions system shall be governed by the terms and conditions of this Agreement.

Payments made using such electronic invoice system shall not indicate acceptance of Products or Services, or any part of Products or Services.

6.2.4	Verizon acknowledges that lower than invoiced prices accepted as a result of a greater discount associated with faster payment via the electronic Enterprise Order To Pay Solutions system interfacing with Verizon Purchasing and Accounts Payable ERP systems are case-by-case decisions made by the Supplier and do not alter the stated prices or early pay discount in this Agreement.

7. RECORDS AND REPORTS

7.1	Supplier shall allow Verizon and its authorized agents and representatives to audit Supplier’s records (in whatever form kept) that are directly related to the Services to verify Supplier’s compliance with all provisions of this Agreement as long as such audit does not violate any law. At Verizon’s request, the auditor shall have access to Supplier’s records that are directly related to the Services at reasonable times during the Term and during periods in which Supplier is required to maintain records. Supplier shall maintain complete records of all charges payable by Verizon under the terms of this Agreement for the later of four (4) years after termination of the Agreement and any additional period of applicability of the Agreement to an Order placed prior to termination. Such records shall specifically include, but are not limited to, timesheets. All such records shall be maintained in accordance with recognized accounting practices. The correctness of Supplier’s billing shall be determined by such audits. Prompt adjustments shall be made to compensate for any errors or omissions disclosed by such review or examination. If such review or examination determines that Verizon has made an overpayment in excess of seven and one-half percent (7.5%) of the amount properly due, then Supplier shall reimburse Verizon for the entire cost and expense of such review and examination.

7.2	Verizon shall further have the right, through its authorized representatives, during normal business hours and with two (2) days prior written notice, to inspect Supplier premises and watch Supplier representatives providing Services in order to verify Supplier’s conformance with this Agreement. Verizon shall take reasonable efforts to avoid or minimize the disruption of ongoing Services provided by Supplier personnel.

7.3	Verizon reserves the right to, or to have its authorized agents, examine all electronic mail messages, files and other data directly related to Supplier’s performance of the Services (“Data”), on Supplier’s information systems, networks and/or equipment to the extent that such Data originate, terminate or pass through Verizon’s information systems networks and equipment. Furthermore, Verizon reserves the right to monitor, or to have its authorized agent(s) monitor, such activity to determine if access is being abused, Data is secure, Supplier is using Verizon systems only for the purpose of fulfilling Supplier’s obligations under this Agreement, and/or if Supplier is in compliance with the security requirements as detailed in an Authorization Letter as may be amended from time to time.

7.4	Supplier shall fully cooperate and provide assistance to Verizon in the investigation and resolution of any complaints, claims, actions, or proceedings which may be brought by, or involve any, of Supplier’s employees, agents, subcontractors or other personnel.

7.5	Supplier shall reasonably cooperate and participate in such security testing as deemed necessary by Verizon to ensure that Verizon’s information is not vulnerable to unauthorized disclosure or misuse due to products, services and/or personnel provided by Supplier.

7.6	Verizon shall have the right to conduct risk assessments or inspections of Supplier’s equipment, systems, network and/or other facilities that will be used in connection with this Agreement. Verizon can nominate an agent to perform audits on behalf of Verizon. Verizon reserves the right to conduct unscheduled audits. Any and all such activities undertaken by Verizon and/or its agents shall be performed in a manner so as not to unreasonably interfere with Supplier’s normal business activities (including, but not limited to, Supplier’s performance of the Services).

7.7	Supplier is required to complete self audits of its own and its subcontractors’ (if any) facilities. Self audits shall identify vulnerabilities in its equipment, systems and/or other facilities. They shall identify controls to address such vulnerabilities and assess their adequacy.

7.8	If Supplier is itself a Certified Minority, Woman, Service Disabled Veteran and Person with Disability Owned and Controlled Business Enterprises (MWDVBE), as defined herein, Supplier shall retain its MWDVBE certification through the term of this Agreement. If there is a change in Supplier’s certification status, Supplier shall notify Verizon, in writing, within five (5) business days of the date of such change.

For purposes of this Section, the following definitions shall apply:

7.8.1	“Certified” means currently certified as MWDVBE by an authorized certifying body, such as the National Minority Supplier Development Council (NMSDC) or its affiliate regional councils, the Women’s Business Enterprise National Council (WBENC) or its affiliate regional councils, the California Public Utility Commission (CPUC) Clearinghouse, or other similar local, state, or federal certifying body.

7.8.2	“Control” means having overall fiscal/legal responsibility and exercising the power to make policy decisions.

7.8.3	“Owned” means that at least fifty-one percent (51%) of the business or, in the case of a publicly owned business, at least fifty-one percent (51%) of the stock is owned by a minority, woman or service-disabled veteran. Transfer of ownership to or purchase of an existing business by a minority, woman, or service-disabled veteran by a non-minority who remains actively involved in the operation of the business does not qualify as a MWDVBE.

7.8.4	“Minority-owned Business Enterprise” means a business concern which is Owned and Controlled by individuals who are members of a minority group and of which at least fifty-one percent (51%) of the net profits accrue to members of a minority group. Such minority groups include, but are not limited to, Black Americans, Hispanic Americans, Asian Pacific Americans (persons with origins from Japan, China, the Philippines, Vietnam, Korea, Samoa, Guam, the former U.S. Trust Territory of the Pacific Islands (Republic of Palau, the Commonwealth of the Northern Mariana Islands, Republic of the Marshall Islands, or Federated States of Micronesia), Laos, Cambodia (Kampuchea), Taiwan, Burma, Thailand, Malaysia, Indonesia, Singapore, Brunei, Macao, Hong Kong, Fiji, Tonga, Kiribati, Tuvalu, or Nauru); Subcontinent Asian Americans (persons with origins from India, Pakistan, Bangladesh, Sri Lanka, Bhutan, the Maldives Islands or Nepal); Native Americans (American Indians, Eskimos, Aleuts, and Native Hawaiians); and members of other groups designated by the U. S. Small Business Administration (SBA) as minorities.

7.8.5	“Women-owned Business Enterprise” means a business concern which is Owned and Controlled by a woman or women. Such women’s business enterprise shall further be classified as either minority or non-minority women-owned business, depending upon the greater portion of ownership.

7.8.6	“Service-disabled Veteran-owned Business Enterprise” means a business concern that is Owned by one or more service-disabled veterans or, in the case of a veteran with a permanent and severe disability, the spouse or permanent caregiver of such veteran.

7.8.7	“Service-disabled veteran” means a veteran, as defined in 38 U.S.C. §101(2), with a disability that is service-connected as defined in 38 U.S.C. §101(16).

7.8.8	“Persons with Disabilities-owned Business Enterprise” means a business concern that Owned and Controlled by an owner or owners who are disabled as defined by the Americans with Disabilities Act (ADA). This classification can also include agencies that employ fifty-one percent (51%) or more disabled persons.

7.9	If the Supplier is not itself a Certified Minority, Woman, Service Disabled Veteran and Person with Disability Owned and Controlled Business Enterprises (MWDVBE) as set forth in Section 7.8 above, then with respect to the Supplier’s compliance (as the Primary Supplier) with Minority, Woman, Service Disabled Veteran and Person with Disability-Owned Business Enterprises (MWDVBE) Utilization, Supplier agrees to provide opportunities for Certified MWDVBE suppliers and meet the requirements set forth in Exhibit D, Compliance with Minority, Woman, Service-Disabled Veteran and Person with Disability-Owned Business Enterprises (MWDVBE) Utilization.

7.10	Unless otherwise stated in an Authorization Letter or Statement of Work, Supplier shall provide performance reporting on each of the metrics listed below, except for Net Promoter Score which will be provided by Verizon to Supplier. The Authorization Letter or Statement of Work will provide the performance objectives, reporting formats and frequency of reports as required by the Services performed by Supplier.

7.10.1	Net Promoter Score (“NPS”) shall mean a measurement of a customer’s perception of Verizon service. Surveys asking a series of questions to selected customers who have recently received customer assistance from Verizon shall be conducted. Responses shall be scored between 0 and 10 and respondents shall be categorized as Promoters (9, 10), Passives (7, 8) or Detractors (0-6). NPS is calculated by subtracting the percentage of detractors from the percentage of promoters.

7.10.2	First Call Resolution (“FCR”) shall mean a percentage of first calls that result in resolution (no call backs within a defined period of time). FCR is calculated through a query of the standard ticketing system or ACD which tallies the number of tickets or calls created for the same customer within a measured period of time.

7.10.3	Average Speed of Answer (“ASA”) shall mean an average number of seconds a caller waits in queue as measured on the Supplier ACD before being picked up by an agent.

7.10.4	Call Handle Rate (“CHR”) shall mean a percentage of total number of calls offered less number of calls abandoned by callers who hang up before reaching an agent.

7.10.5	Average Handling Time (“AHT”) shall mean a measurement of the customer’s initiation of the call and including any hold time, talk time and related tasks that follow the transaction.

8. ACCEPTANCE

All Services performed under this Agreement shall be performed to the satisfaction of Verizon. A Service shall not be considered accepted by Verizon unless and until the Service meets the requirements of this Agreement, including applicable Performance Standards set forth in this Agreement, including any Exhibit, or in an Authorization Letter.

9. WARRANTIES

Supplier represents and warrants that:

9.1	In performing Services, Supplier will comply, in all material respects, with the descriptions and representations as to the Services (including performance capabilities, accuracy, completeness, characteristics, specifications, configurations, standards, functions, and requirements) which appear herein and (if applicable) its employees will perform Services on time and further that Services will be in strict accordance with all applicable laws, codes, ordinances, orders, rules and regulations of local, state, and federal governments and agencies and instrumentalities, including, but not limited to, applicable wage and hour, safety and environmental laws, and all standards and regulations of appropriate governmental regulatory commissions and similar agencies.

9.2	All Services furnished by Supplier shall be performed (i) in a diligent, efficient and skillful manner, (ii) to the best of Supplier’s ability and (iii) at the highest professional standards in the industry, to Verizon’s reasonable satisfaction. Any substantial interruption or degradation of service, as reasonably determined by Verizon, will be considered below the highest level of performance accepted in the industry. Notwithstanding anything to the contrary contained in this Agreement, any dispute or controversy relating to whether any Services meet the highest level of performance accepted in the industry shall be decided by Verizon in its reasonable discretion.

9.3	All Services furnished by Supplier shall be free of defects for a period of one (1) year following acceptance of such Services. If within one (1) year from the acceptance of Services, any defect exists or arises, then, in each such case, upon receipt of notice of such defect, Supplier will promptly cause such defect to be repaired or remedied at Supplier’s sole cost and expense no later than a timeframe to be specified by Verizon, provided that the Parties agree that such defect is reasonably subject to cure. If Supplier fails to commence immediate repairs or remediation, then Verizon shall have the right, without prejudice to any other rights or remedies available to it, to make repairs. Verizon may also offset the cost against any amounts owed or to be paid by Verizon to Supplier or bill Supplier for the cost to make such repairs or remediation.

9.4	Supplier, including its employees, agents and contractors, has obtained and will maintain for the Term of this Agreement, any permits or approvals necessary for the performance of Supplier’s obligations in connection with the performance of the Services.

9.5	All goods provided and Services performed under this Agreement do not and will not give rise to or result in any infringement or misappropriation of any patent, copyright, trade secret, or any violation of any other intellectual property right of any third party.

9.6 Most Favored Customer

9.6.1	Supplier represents and warrants that all of the prices, warranties, benefits, terms and conditions (collectively) granted to Verizon by Supplier hereunder are now and shall be, during the Term of this Agreement and any extensions thereof, no less favorable than the prices, warranties, benefits, terms and conditions (collectively) granted to Supplier’s other wireless and/or wireline telecommunications services customers under like circumstances.

9.6.2	If at any time during the term of this Agreement or any extension thereof, Supplier shall offer more favorable prices, warranties, benefits, terms, or conditions (collectively) for substantially the same or similar Services to other telecommunications services providers under like circumstances as those provided hereunder; then:

9.6.2.1	Supplier shall, within thirty (30) days after the effective date of such offering, notify Verizon of such fact in accordance with Section 25, Notices, and offer Verizon the more favorable offering and negotiate any additional differentiating factors; and

9.6.2.2	This Agreement and all applicable Authorization Letters shall be deemed to be automatically amended, effective retroactively to the effective date of the more favorable offering, and Supplier shall provide the same prices, warranties, benefits, terms and conditions to Verizon; and

9.6.2.3	Verizon shall have the right to decline to accept the offering, in which event such automatic amendment shall be deemed to be void.

9.7	Offshore Restrictions

9.7.1	Except with Verizon’s advance written consent, in no event shall Confidential Information regarding or pertaining to Verizon’s systems, infrastructure, employees, or customers be stored, transmitted, or accessed at, in, through, or from a site located outside the United States nor made available to any person who is located outside the United States unless such Confidential Information relates solely, directly and independently (i) to Verizon employees or customers located outside of the United States, or (ii) to voice or data communications of Verizon or its customers that originate and terminate outside the United States, or (iii) to Verizon systems and/or infrastructure dedicated to the provision of Verizon’s voice or data services outside the United States or (iv) be otherwise necessary for storage or access outside the United States in connection with security, back-up, disaster recovery, or related purposes as required by Verizon services specifications, security and/or technical requirements. This subsection shall not apply to Verizon Wireless Customer Data which shall solely be governed by the provisions of 9.7.3.

9.7.2.	Exceptions to 9.7.1 above will be granted, in Verizon’s sole discretion, (i) in writing; (ii) on a project-specific or statement-of-work-specific basis; (iii) following a review of the particular project or statement of work in accordance with the policies of the relevant Verizon business unit governing the placement of work with resources located outside the United States; (iv) subject to any conditions imposed by Verizon on the access to systems or data by such resources as a result of such review; and (v) in advance of the commencement of any work by such resources on the relevant project or statement of work.

9.7.3	Notwithstanding subsection 9.7.1 and 9.7.2 above, unless Supplier secures Verizon’ further, prior written consent, in no event (i.) shall Supplier provide, direct, control, supervise, or manage any voice or data communication with regard to Verizon customers that occurs between United States locations (or the United States portion of any international communication that may originate or terminate within the United States) from a location outside of the United States, nor (ii.) shall Verizon Customer Data be stored, transmitted, or accessed, from, at, in, or through a site located outside the United Stated without Verizon prior written consent. “Verizon Customer Data” shall include (a) any subscriber information, including, without limitation, name, address, telephone phone number or other personal information of the Verizon subscriber; (b) any call-associated data, including without limitation, the telephone number, internet address or other similar identifying designator associated with a communication; (c) any billing records; (d) the time, date, size, duration of a communication or physical location of equipment used in connection with a communication; or (e) the content of any Verizon customer communication.

9.7.4	Nothing in this Section is intended to nor shall it operate in derogation of any requirement imposed on Verizon by a governmental body or agency outside the United States.

9.8	Software Virus Protection

9.8.1	Supplier represents and warrants to Verizon that the Supplier software and Supplier systems do not contain or will not contain any Self-Help Code or any Unauthorized Code. Supplier shall remove promptly any such Self-Help Code or Unauthorized Code in the Supplier software of which it is notified or may discover. Supplier shall indemnify Verizon against any loss or expense arising out of any breach of this warranty.

9.8.2	Supplier also represents and warrants that there are no copy protections or similar mechanisms within the Supplier software, which will, either now or in the future, interfere with the grants made in this Agreement. Furthermore, Supplier represents and warrants unless: (1) requested in writing by Verizon and Verizon approves Supplier’s response, or (2) Supplier advises Verizon in writing that it is necessary to perform valid duties under this Agreement and authorized in writing by Verizon, Supplier software and Supplier systems shall: (a) contain no hidden files; (b) not replicate, transmit or activate themselves and any software without control of an authorized person operating computer equipment on which it resides; (c) not alter, damage or erase any data or computer programs without control of an authorized person operating the computer equipment on which they reside; and (d) contain no encrypted imbedded key, node lock, time out or other function, whether implemented by electronic, mechanical or other means, which restricts or may restrict use or access to any programs or data developed under this Agreement, based on residency on a specific hardware configuration, frequency of duration of use, of other limiting criteria (collectively “Illicit Code”). Should any Supplier software and Supplier systems have any of the foregoing attributes, and notwithstanding anything elsewhere in this Agreement to the contrary, Supplier shall be in default of this Agreement, and no cure period shall apply. It is agreed that a breach of the above representation and warranty will cause irreparable harm and injury and Verizon shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Supplier from doing or continuing to do any such act and any other violations or threatened violations of the Agreement. In addition to any other remedies available to it under this Agreement, Verizon reserves the right to pursue civil and/or criminal penalties available to it against the Supplier.

9.9	All representations, warranties and covenants of Supplier contained in this Section shall continue for the Term of this Agreement (including any renewal or extended term) and shall survive its termination.

10. TERMINATION

10.1	Termination for Convenience. Verizon may terminate this Agreement or any Authorization Letter issued hereunder without cause, effective immediately, upon thirty (30) days written notice to Supplier and, in such event, Supplier shall receive payment only for Services that are fully completed or performed and in accordance with this Agreement on or before the date of termination.

10.2	Termination for Cause. In addition to the rights outlined in Section 10.1 above, this Agreement may be terminated, by written notice, but only in the following circumstances:

10.2.1	By Verizon for a material breach or default of any of the terms, conditions or covenants of this Agreement by Supplier, provided that such termination may be made only following the expiration of a thirty (30) day period during which Supplier has failed to cure such breach after having been given written notice of such breach; provided, however, Supplier has the opportunity to cure any breach no more than one (1) time within any given consecutive six (6) months period unless otherwise agreed to by Verizon.

10.2.2	By Verizon, effective immediately, upon written notice to Supplier, if any of the following events occurs:

10.2.2.1	Supplier files a voluntary petition in bankruptcy.

10.2.2.2	Supplier is adjudged bankrupt.

10.2.2.3	A court assumes jurisdiction of the assets of Supplier under a federal reorganization act.

10.2.2.4	A trustee or receiver is appointed by a court for all or a substantial portion of the assets of Supplier.

10.2.2.5	Supplier becomes insolvent or suspends its business.

10.2.2.6	Supplier makes an assignment of its assets for the benefit of its creditors except as required in the ordinary course of business.

10.2.2.7	The identity of Supplier’s business is materially changed by sale of its business, transfer of control of its outstanding stock, merger or otherwise.

10.2.2.8	Supplier fails to comply with its obligations under Section 9.7 (Offshore Restrictions), Section 12 (Confidential Information), Section 15 (Compliance with Laws), Section 20 (Permits) or Section 21.7 (Background Checks).

10.3	Termination shall not affect any Authorization Letter placed prior to the date of termination unless otherwise stated.

10.4	In the event that Verizon gives written notice of termination under this Agreement, then, if requested by Verizon, Supplier will perform reasonable transition Services for a period not to exceed one hundred twenty (120) days after termination of this Agreement. Such transition Services shall be performed and be chargeable per the rates specified in Exhibit A or an Authorization Letter.

10.5	The foregoing rights are in addition to, and not in limitation of, any other remedy Verizon may have at law or equity.

11. INFRINGEMENT

11.1	Supplier shall indemnify, defend and hold harmless Verizon, its parents, subsidiaries and affiliates, and its and their respective directors, officers, partners, employees, agents, successors and assigns (“Indemnified Parties”) from and against any claims, demands, lawsuits, liabilities, loss, cost or expenses (including, but not limited to, reasonable fees and disbursements of counsel and court costs), judgments, settlements and penalties of every kind (“IP Claims”) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, copyright, trade secret or any actual or alleged violation of any other intellectual property or proprietary rights arising from or in connection with the Services performed (including related products furnished hereunder) under this Agreement or their use. Notwithstanding anything to the contrary contained in this Agreement (including, but not limited to, Section 22), the provisions of this Section 11, shall govern the rights of Indemnified Parties with respect to indemnification for IP Claims.

11.2	The procedures set forth in Section 22 (Indemnification) shall apply in the case of IP Claims hereunder.

11.3	Without limitation of Sections 11.1 and 11.2, if sale, use or if applicable, distribution, of the products or Services becomes subject to an IP Claim, Supplier shall, at Verizon’s option and Supplier’s expense:

11.3.1	Procure for Verizon the right to use the products and/or Services; (including related products furnished hereunder);

11.3.2	Replace the Services (including related products furnished hereunder) with equivalent, non-infringing products and/or Services;

11.3.3	Modify the Services (including related products furnished hereunder) so they become non-infringing; or

11.3.4	Remove the Services (including related products furnished hereunder) and refund the purchase price, including transportation, installation, removal and other incidental charges.

12. CONFIDENTIAL INFORMATION

12.1 Verizon Information

12.1.1	The non-disclosure provisions set forth as Exhibit E shall apply to this Agreement. Absent written approval of Verizon, Supplier shall not disclose any Confidential Information, as defined in Exhibit E to any Affiliate ordering hereunder unless such information pertains to that Affiliate. Supplier shall not disclose such Confidential Information to agents, contractors or others without the prior written approval of Verizon; and in the event of such approval, Supplier shall obtain their written agreement, in a form acceptable to Verizon, to protect Confidential Information provided hereunder.

12.1.2	Supplier shall conform to all requirements of the Payment Card Industry (PCI) Data Security Standard which can be found at https://www.pcisecuritystandards.org.

(a)	Supplier acknowledges that it is responsible for the security of cardholder data that it possesses. “Cardholder data” and “sensitive authentication data,” as these terms are utilized in the PCI Standard, are Verizon’s Confidential Information and subject to the security and non-disclosure requirements of this Agreement, however, the requirements of the PCI Standard will control over any conflicting or inconsistent requirements elsewhere in this Agreement.

(b)	Supplier shall, in its contracts with all permitted subcontractors and agents in the provision of Services to Verizon, flow down the foregoing requirements. Such flow down shall include the requirement that each such subcontractor and agent acknowledges that it is responsible for the security of cardholder data that it possesses.

12.1.3	Supplier shall comply with the Confidentiality of Pennsylvania Customer Communications and Information Requirements, attached hereto as Attachment F, and incorporated herein by reference.

12.2 Access To and Treatment of Customer Proprietary Network Information.

To the extent Supplier is authorized to use, or provided with access to or with a customer list derived from, CPNI, Supplier shall at all times comply with all applicable laws, rules and regulations, and all of Verizon’s policies, methods, and procedures, regarding treatment and use of CPNI as communicated to Supplier. Supplier shall treat all CPNI as Confidential Information of Verizon in accordance with the terms and conditions of this Agreement, its Exhibits and Authorization Letters. Supplier represents and warrants and shall assure that Supplier’s employees, representatives and contractors shall not review or use, in any manner, any CPNI other than as permitted by law and only in performance of Supplier’s obligations under this Agreement. Supplier represents, understands and acknowledges that applicable regulations prohibit the use of CPNI for the marketing or selling of certain services without customer’s consent. Supplier shall train each Supplier employee, representative and contractor as to applicable law, regulations and orders, and Verizon’s policies, methods and procedures as communicated to Supplier, regarding the proper treatment and use of CPNI. To the extent Supplier is required, by applicable law and/or Verizon’s policies, standards and practices, to obtain customer’s consent before using any CPNI to market a Verizon product, Supplier shall comply with all such laws and Verizon policies, standards and practices in obtaining the customer consent, and shall allow (or provide at Supplier’s expense, if required by Verizon) for audio taping of calls where customer’s oral consent to access CPNI is sought, and/or, for third-party verification in connection thereof. Supplier shall indemnify and hold Verizon and its officers, employees, agents, directors, representatives, and assigns harmless in accordance with Section 22 of this Agreement from any losses, expenses, or claims resulting, in whole or in part, from Supplier’s violation of this Section. The agreement between Supplier and Supplier Third Party Verifier shall: (A) require that the third party verifier use the CPNI only for the purpose or marketing or providing the communications-related services for which that CPNI has been provided; (B) disallow the third party verifier from using, allowing access to, or disclosing the CPNI to any other party, unless required to make such disclosure under force of law; (C) require that the third party verifier have appropriate protections in place to ensure the ongoing confidentiality of consumers’ CPNI.

12.3 Supplier’s Information

No specifications, drawings, sketches, models, samples, tools, computer programs, technical information, business information, or data, written, oral or otherwise, furnished by Supplier to Verizon hereunder or in contemplation hereof shall be considered by Verizon to be confidential or proprietary unless so agreed to by Verizon in writing.

13. VERIZON PROPERTY AND TRADEMARKS

13.1 Ownership Of Work Product

13.1.1	Supplier shall make prompt written disclosure to Verizon of all notes, designs, models, prototypes, drawings, data storage media, listings, deliverables, technical data, inventions, improvements, discoveries, computer software (including firmware), and other forms of technology or intellectual property made, conceived, developed or actually or constructively reduced to practice in connection with or pursuant to the terms and conditions of this Agreement, whether solely or jointly with others, and which are associated with, refer to, are suggested by, or result from any Services which Supplier may do or perform pursuant to this Agreement, or from any information obtained by Supplier from Verizon or in discussions and meetings with employees of Verizon or any of its Affiliates including any reports to be prepared by Supplier for Verizon under this Agreement, (“Work Product”). Supplier hereby agrees that all such Work Product are works made for hire exclusively for Verizon under the patent or copyright laws of the United States and shall become and remain the exclusive property of Verizon, and Verizon shall have the rights to use such for any purpose without any additional compensation to Supplier.

13.1.2	In the event any work conceived or first produced under this Agreement shall not be deemed to be a work made for hire exclusively for Verizon under the patent or copyright laws of the United States, Supplier hereby assigns and agrees to assign to Verizon its entire right, title and interest in and to (including the right to reproduce, modify, display, produce derivative works of, translate, publish, sell, use, dispose of, and to authorize others so to do, and the right to patent or copyright and to register such patent or copyright in Verizon’s or its nominee’s name) all Work Product. Supplier further agrees to assist Verizon in every proper way to protect Work Product, including, but not limited to, signing patent and copyright applications, oaths or declarations, and assignments in favor of Verizon relating to the Work Product, as well as such ancillary and confirmatory documents as may be required or appropriate to insure that such title is clearly and exclusively vested in Verizon, within the United States and in any and all foreign countries. Supplier further agrees to assist and cooperate with all efforts to enforce the rights of Verizon in such property against any third parties.

13.1.3	Further, Supplier grants to Verizon a royalty-free, nonexclusive, transferable, sublicensable, and irrevocable license to any and all patented or copyrighted or patentable or copyrightable works not conceived or first produced by Supplier in the performance of this Agreement, but which are incorporated in any materials furnished under this Agreement to Verizon by Supplier, provided that such license shall only be to the extent that Supplier has, or prior to completion of final settlement of this Agreement, may acquire, the right to grant such license without becoming liable to pay compensation to others solely because of such grant.

13.1.4	Supplier warrants and represents that it has or will have the right, through written agreements with all employees performing Services under or in connection with this Agreement, to secure for Verizon the rights called for in this Section. Further, in the event Supplier uses any subcontractor, consultant or other third party to perform any of the Services contracted for by this Agreement, Supplier agrees to enter into such written agreements with such third party, and to take such other steps as are or may be required to secure for Verizon the rights called for in this Section.

13.2 Verizon’s Property

13.2.1	Title to all property owned by Verizon and furnished to Supplier shall remain in Verizon.

13.2.2	Any property owned by Verizon and in Supplier’s possession or control shall be used only in the performance of this Agreement unless authorized in writing by Verizon. Supplier shall adequately protect such property, and shall deliver or return it to Verizon or otherwise dispose of it as directed by Verizon.

13.2.3	Supplier shall be responsible for any loss of or damage to property owned by Verizon and in Supplier’s possession or control.

13.3 Trademarks And Trade Names

Except as specifically set out in this Agreement, nothing in this Agreement shall grant, suggest or imply any authority for one party to use the name, trademarks, service marks or trade names of the other for any purpose whatsoever.

14. PUBLICITY AND DISCLOSURE

Supplier agrees not to provide copies of this Agreement, or otherwise disclose the terms of this Agreement, to any third party without the prior written consent of Verizon except as required upon (i) an anticipated disclosure in connection with the requirements of a public offering or securities filing, or (ii) receipt of any legal request or demand by a judicial, regulatory or other entity to disclose or produce a copy of this Agreement or otherwise disclose the terms of this Agreement, provided that each Party shall provide the other Party with prompt notice prior to such disclosure. The applicable Party shall furnish only that portion that is legally required to be furnished and shall provide reasonable cooperation to with the other Party should such Party exercise efforts to obtain a protective order or other confidential treatment with respect to this Agreement or its terms. Supplier further agrees to submit to the contacts below, for written approval, all advertising, sales promotion, press releases and other publicity matters relating to the product furnished and/or the Service performed pursuant to this Agreement, when a Verizon name or mark or the name or mark of any of its partners or Affiliates is mentioned or language from which the connection of said name or mark may be inferred or implied. Such requests shall be sent to each of the following:

Vice President — Corporate Communications
Verizon Wireless
One Verizon Way
VC43E062
Basking Ridge, New Jersey 07920

Vice President — Media Relations
Verizon Telecom
One Verizon Way
VC31W467
Basking Ridge, NJ 07920

Vice President — Media Relations
Verizon Business
One Verizon Way
VC31W461
Basking Ridge, NJ 07920.

15. COMPLIANCE WITH LAWS

Supplier and all approved subcontractors shall comply with the provisions of all applicable federal, state, county and local laws, ordinances, regulations, rules, codes and orders (collectively “law”) in performance of this Agreement, including but not limited to any laws pertaining to employment of labor, hours of labor, health and safety, payment of wages, payment of taxes, employment eligibility status and verification (I-9) and with those laws and the provisions of this agreement that apply to the safeguarding, protection, and disposal of Personal Information, Customer Proprietary Network Information and Call Detail Information. In the event of an unauthorized disclosure of Personal Information, Customer Proprietary Network Information or Call Detail Information in violation of the foregoing, Supplier shall provide notice of same by e-mail to security.issues@verizon.com within forty-eight (48) hours, and to the contract notice addressee set forth in Section 25 (Notices) by the means set forth therein. In addition, no person conducting or assisting in an investigation on behalf of Verizon, whether employed by Supplier or by an approved subcontractor, shall make any false statements to obtain information. Supplier shall also procure any required permits or certificates necessary to perform its obligations under this Agreement. Supplier and any approved subcontractor shall indemnify and hold Verizon harmless against all Claims (as defined in Section 22, Indemnification) arising out of or related to such noncompliance.

16. FORCE MAJEURE

Neither Party shall be responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay is caused by reason of acts of God, wars, revolution, civil commotion, acts of public enemy, embargo, acts of government in its sovereign capacity, or any other circumstances beyond the reasonable control and not involving any fault or negligence of the Delayed Party (“Condition”). If any such Condition occurs, the Party delayed or unable to perform (“Delayed Party”), upon giving prompt notice to the other Party, shall be excused from such performance on a day-to-day basis during the continuance of such Condition (and the other Party shall likewise be excused from performance of its obligations on a day-to-day basis during the same period); provided, however, that the Party so affected shall use its best reasonable efforts to avoid or remove such Condition, and both Parties shall proceed immediately with the performance of their obligations under this Agreement whenever such causes are removed or cease. Labor difficulties, including without limitation, strikes, slowdowns, work stoppage, picketing or boycotts, shall not constitute a Condition that excuses Supplier from performance of its obligations under this Agreement. In the event of such labor difficulties, Supplier shall use all lawful means to perform Services agreed to under this Agreement.

If the Condition continues for more than ten days, then Verizon may terminate this Agreement or any Authorization Letter and further be relieved from any obligations created as a result of any Service forecast issued by Verizon.

17. ASSIGNMENT

17.1	The rights, obligations, and other interests of Supplier shall not be assigned by Supplier, in whole or in part, without the prior written consent of Verizon, and any purported assignment of same shall be void and ineffective.

17.2	If Verizon sells, exchanges or otherwise disposes of all or a portion of the assets of, or Verizon’s interest in, any business unit in which Services are used, then Verizon shall have the right to assign to such third party all applicable licenses, warranties, maintenance schedules and rights granted under this Agreement with respect to such Service; provided that the third party agrees to be bound by all obligations of Verizon to Supplier that pertain to the Service. Notwithstanding the foregoing, Verizon shall have the right to assign this Agreement to any Affiliate.

18. SUBCONTRACTING

Supplier shall not use subcontractors to perform the Services under this Agreement except by prior written consent of Verizon. Requests by Supplier to Verizon to use subcontractors shall be in writing and shall specify the Services to be subcontracted and the identity of the proposed subcontractors. It shall be Supplier’s responsibility to update Verizon as it adds or deletes subcontractors and to ensure that the subcontractors it uses are in all cases approved by Verizon. Supplier accepts full responsibility for the acts and omissions of subcontractors and of persons either directly or indirectly employed by them to the same extent as Supplier is responsible for the acts and omissions of persons directly employed by Supplier.

19. TAXES

19.1	Verizon shall, as required by law, pay all United States state and local sales and use tax or other similar United States transfer tax in the nature of sales or use tax, however denominated (each, a “Tax”), which is directly and solely attributable to purchases by Verizon from Supplier for consideration under this Agreement. Supplier shall bill such Tax to Verizon in the amount required by law, separately stating the amount and type of the billed Tax on the applicable invoice; Verizon shall pay such billed amount of Tax to Supplier; and Supplier shall remit such billed amount of Tax to the appropriate tax authorities as required by law; provided, however, that Supplier shall not bill to or otherwise attempt to collect from Verizon any Tax with respect to which Verizon provides Supplier with (i) an exemption certificate prepared in accordance with applicable law, (ii) a direct pay number, or (iii) other evidence, reasonably acceptable to Supplier, that such Tax does not apply. Except as provided in this Section 19.1, Supplier shall bear the costs of all import and export duties and other governmental fees and taxes of whatever nature with respect to all services supplied under this Agreement.

19.2	Upon request, Supplier shall provide Verizon with a list of those states for which Supplier does not bill and remit Taxes because Supplier does not have nexus with that state.

19.3	Supplier shall cooperate with Verizon so as to minimize the tax liability of Verizon, including, without limiting the generality of the foregoing, liability for Tax to be billed and collected under Section 19.1. Such cooperation shall include, without limiting the generality of the foregoing, the separate statement of taxable and nontaxable charges on all invoices.

19.4	Supplier shall cooperate with all reasonable requests of Verizon in connection with any contest or refund claim with respect to taxes. If Supplier incorrectly (in the opinion of Verizon) bills and collects Tax from Verizon and the taxing authority requires that any refund from the taxing authority be sought by the billing party, then, upon request from Verizon, Supplier shall seek the refund and remit to Verizon the amount of the refund actually obtained, together with interest, if any, actually received, promptly upon receiving such refund and interest, if any, from the taxing authority.

19.5	Except with respect to Taxes described in Section 19.1, if any payments made by or on behalf of Verizon under this Agreement are subject to any taxes, levies, customs, duties, deductions, charges or withholdings, or are subject to any other governmental liability or charge (including, without limiting the generality of the foregoing, any penalty, addition to tax or interest), including, without limiting the generality of the foregoing, any value added tax, consumption tax or withholding tax (each, a “Governmental Charge”), then Verizon shall receive full credit from Supplier for such amounts hereunder as if they were amounts paid directly by Verizon to Supplier with respect to the amounts payable by Verizon to Supplier under this Agreement. Upon Supplier’s request, Verizon shall promptly take, at Supplier’s expense, all actions reasonably requested by Supplier to mitigate the aggregate amount of Governmental Charges (including, without limiting the generality of the foregoing, the accurate completion of forms, certificates and documents and the provision of accurate, non-confidential information to the relevant taxing authority); provided, however, that Verizon shall not be required to take any such action which would subject Verizon to any unreimbursed expense. If Verizon receives a receipt with respect to a Governmental Charge, then Verizon shall furnish to Supplier, at its address referred to herein, the original or a certified copy of such receipt.

20. PERMITS

Unless otherwise specifically provided for in this Agreement, Supplier (including any employees, agents and contractors) shall obtain and keep in full force and effect, at its expense, any permits, licenses, consents, approvals and authorizations (“Permits”) necessary for the performance of Services. Upon request, Supplier must submit to Verizon evidence of any Permits required for Supplier to perform Services in a given location.

21. PLANT AND WORK RULES AND RIGHT OF ACCESS REQUIREMENTS

21.1	Supplier shall comply with Verizon security rules as well as governmental security regulations, including but not limited to, applicable U.S. governmental regulations governing security clearances.

21.2	Supplier shall permit reasonable access during normal working hours to its facilities in connection with the Service.

21.3	Employees and approved subcontractors of Supplier who are not on duty are not allowed on the Supplier site location involved in providing Services to Verizon.

21.4	Verizon reserves the right to request at any time and for any reason that specific employees, subcontractors, and agents of Supplier be removed from and not be assigned by Supplier to perform Services for Verizon, and Supplier acknowledges, agrees and understands that Supplier will immediately comply with such request by Verizon.

21.5	If Supplier is given access, whether on-site or through remote facilities, to any Verizon computer or electronic data storage system in order for Supplier to accomplish the Services called for in this Agreement, Supplier shall limit such access and use solely to perform Services within the scope of this Agreement and shall not access or attempt to access any computer system, electronic file, software or other electronic services other than those specifically required to accomplish the work required under this Agreement. Supplier shall limit such access to those of its employees who are qualified and required, subject to Verizon requiring written authorization, to have such access in connection with this Agreement, and shall strictly follow all Verizon’s security rules for use of Verizon’s electronic resources. All user identification numbers and passwords disclosed to Supplier and any information obtained by Supplier as a result of Supplier’s access to and use of Verizon’s computer and electronic data storage systems shall be deemed to be, and shall be treated as, Verizon Confidential Information under applicable provisions of this Agreement. Verizon reserves the right to monitor such actions by Supplier and Supplier agrees to cooperate with Verizon in the investigation of any apparent unauthorized access by Supplier to Verizon’s computer or electronic data storage systems or unauthorized release of Confidential Information by Supplier.

21.6	If Supplier is given such access to any Verizon computer or electronic storage system, or if Supplier otherwise exchanges electronic messages or communications with Verizon (including but not limited to Verizon accessing any of Supplier’s data bases or systems on-site or remotely), or if Supplier furnishes software or other electronic transmissions to Verizon, (i) Supplier shall not transmit or introduce any virus, worm or other malicious code to Verizon or into its network, computers, electronic storage systems or other systems and (ii) any software provided to Verizon by Supplier for use by Supplier or Verizon shall (a) contain no hidden files; (b) not replicate, transmit, or activate itself without control of a person operating computing equipment on which it resides; (c) not alter, damage, or erase any data or computer programs without control of a person operating the computing equipment on which it resides; (d) contain no encrypted imbedded key unknown to Verizon, node lock, time-out or other function, whether implemented by electronic, mechanical or other means, which restricts or may restrict use or access to any programs or data developed under this Agreement, based on residency on a specific hardware configuration, frequency of duration of use, or other limiting criteria (“Illicit Code”). Supplier shall indemnify and hold Verizon harmless from any loss or damage arising from Supplier’s violation of this Section.

21.7	Background Checks

21.7.1	For each of the employees that Supplier wishes to assign to perform Services, including training, for Verizon, Supplier shall certify to Verizon that it has conducted (or used an agency to conduct) criminal history checking, drug testing, and verification of education, employment history, Social Security Number and legal right to work, as described herein (collectively referred to as “background checking”). For purposes of this Section, “employee” shall include Supplier’s employees and any of Supplier’s contract personnel; and “assign” shall include training for Services to be provided to Verizon, unless otherwise agreed to by Verizon.

(i)	The criminal history check shall consist, at minimum, of a federal and state check for felony and misdemeanor criminal convictions (or the equivalent thereof under relevant non-US law) in all locations where the assigned employee has resided, has been employed, or has attended school in the immediately preceding seven (7) years, and a check of U.S. Government Specially Designated National and export denial lists. Supplier shall contract with a recognized national investigation company, approved by Verizon in writing, to conduct a criminal database check of information from all fifty states for federal and state convictions to the extent available, including to the extent available, a check including, to the extent available, a check for outstanding warrants and a check for pending felony charges in all such locations. Statewide county searches shall be performed in all states where such search mechanism is available without requiring specialized data (such as fingerprints or DNA) The criminal history check shall also include an all states check of available national and state sex offender registries.

(ii)	Drug testing shall consist of a ten-panel urine analysis drug screen used to test for the presence of marijuana, cocaine, amphetamines, PCP, opiates/metabolites, barbiturates, benzodiazepines, propoxyphene, methadone and methaqualone. All specimens shall be tested at Department of Health and Human Services (DHHS)/Substance Abuse Mental Health Services Administration (SAMHSA)-certified labs, and the screening service shall include confirmation of all positive test results.

(iii)	The highest diploma, degree or certificate earned shall be verified.

(iv)	Employment history shall be verified for at least the previous seven (7) years of employment and military service, or less if the employee was a full-time student during that period.

(v)	The name to which employee’s Social Security Number is attributed shall be verified.

(vi)	The employee’s citizenship, most recent country of permanent residence, and legal right to work in the jurisdiction in which the employee will be performing Services for Verizon shall be verified.

21.7.2	For any period of time encompassed in the foregoing background check requirement when the employee was resident outside of the United States, such background checking shall be conducted by an investigative agency approved by Verizon, and in a manner approved by Verizon.

21.7.3	Supplier shall secure from each employee who provides Services to Verizon such employee’s written consent to perform the background checking specified in this Section 21.7.3 and to disclose to Verizon the employee’s citizenship and most recent country of permanent residence, and shall provide the foregoing to Verizon upon request from Verizon.

21.7.4	Supplier represents and warrants that it shall not assign any employee to provide Services to Verizon if such employee:

(i)	has been convicted of a felony or misdemeanor (or the equivalent thereof under relevant non-US law), or for whom a warrant is outstanding, or for whom a felony or misdemeanor charge is currently pending, or is on a U.S. Government Specially Designated National or export denial list. The foregoing shall not apply to a minor traffic violation (a moving traffic violation other than reckless driving, hit and run, driving to endanger, vehicular homicide, driving while intoxicated or other criminal offense involving gross negligence, recklessness, intentional or willful misconduct while operating a motor vehicle), to a conviction that has been legally expunged, or to a conviction for a misdemeanor that occurred while the employee was under the age of twenty-one years; or

(ii)	has a confirmed positive test result from the drug screening in Section 21.7.1(b) above; or

(iii)	does not have the legal right to work in the jurisdiction in which the employee will be performing Services for Verizon.

21.7.5	Supplier shall certify to Verizon that Supplier has caused the foregoing background checking to be performed for each employee currently assigned to provide Service for Verizon within thirty days of the Effective Date; further, Supplier shall thereafter certify to having met the foregoing requirements upon assigning any additional employees to perform Services for Verizon. Such certifications shall be sent via electronic mail to the Verizon Project Manager.

21.7.6	Supplier shall, in its contracts with all permitted subcontractors and agents in the provision of Services to Verizon, flow down the foregoing requirements. Such flow down shall include the requirement that such subcontractors and agents secure consent, from each employee providing services to Verizon, to perform the background checking and to disclose the results thereof to Verizon at Verizon’s request.

21.8	Supplier agrees to comply with Verizon’s Supplier Code of Conduct located at http://responsibility.verizon.com/home/approach/chairmans-message/, which may be updated from time to time.

21.9	Supplier shall certify to Verizon that Supplier has caused all Supplier employees, agents, contractors or representatives assigned to perform Services on behalf of Verizon to sign the Guidelines and Certifications for Customer Service Representatives, which is attached hereto as Exhibit G and incorporated herein by reference. Supplier agrees that any employee, agent, contractor or representative who refuses or otherwise does not sign the Guidelines will not be permitted to provide Services to Verizon.

21.11	Supplier agrees to comply with the Personal Information Baseline Security Requirements that are attached hereto as Exhibit H.

22. INDEMNIFICATION

22.1	Supplier shall defend, indemnify and hold harmless Verizon, its parents, subsidiaries and Affiliates, and its and their respective directors, officers, partners, employees, agents, successors and assigns (“Indemnified Parties”) from and against any claims, demands, lawsuits, damages, liabilities, loss, costs or expenses (including, but not limited to, reasonable fees and disbursements of counsel and court costs), judgments, settlements and penalties of every kind (“Claims”), that may be made: (a) by anyone for injuries (including death) to persons or damage to property, including theft, resulting in whole or in part from the acts or omissions of Supplier or those persons furnished by Supplier, including its subcontractors (if any); (b) by persons furnished by Supplier and its subcontractors (if any) under Worker’s Compensation or similar acts; (c) by anyone in connection with or based upon Services (including products furnished hereunder) provided by Supplier and its subcontractors, if any, or contemplated by this Agreement, including Claims regarding the adequacy of any disclosures, instructions or warnings related to any such Services; and (d) under any law, statute, regulation or governmental order, at common law or otherwise arising out of or in connection with the performance by Supplier contemplated by this Agreement or any information obtained in connection with such performance, including but not limited to any federal securities law or regulation, and the Communications Act of 1934 as amended and regulation thereunder. The foregoing indemnification shall apply whether Supplier or an Indemnified Party defends such Claim and whether the Claim arises or is alleged to arise out of the sole acts or omissions of the Supplier (and/or any subcontractor of Supplier) or out of the concurrent acts or omissions of Supplier (and/or any subcontractor of Supplier) and any Indemnified Parties, and whether the Claim arises or is alleged to arise out of acts by Supplier in its own behalf or as a limited agent of Verizon hereunder. Supplier further agrees to bind its subcontractors, if any, to similarly indemnify, hold harmless, and defend the Indemnified Parties.

22.2	Verizon will provide Supplier with prompt, written notice of any written Claim covered by this indemnification and will cooperate appropriately with Supplier in connection with Supplier’s evaluation of such Claim. Supplier shall defend any Indemnified Party, at the Indemnified Party’s request, against any Claim. Promptly after receipt of such request, Supplier shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. Supplier shall not settle or compromise any such Claim or consent to the entry of any judgment without the prior written consent of each Indemnified Party and without an unconditional release of all claims by each claimant or plaintiff in favor of each Indemnified Party.

23. INSURANCE

23.1     Supplier shall secure and maintain at its expense during the term of this Agreement:

23.1.1	Commercial General Liability Insurance (including, but not limited to, premises-operations, property damage, products/completed operations, contractual liability, independent contractors and personal injury) with limits of at least $2,000,000, combined single limit per occurrence for bodily injury and property damage. (Limits may be satisfied with primary and/or excess coverage.)

23.1.2	Commercial Automobile Liability with limits of at least $2,000,000 combined single limit for each accident for bodily injury and property damage.

23.1.3	Workers’ Compensation insurance in compliance with the statutory requirements for the states(s) of operation and Employer’s Liability insurance with limits of not less than $1,000,000 each accident/disease/policy limit.

23.1.4	Telecommunications, Media & Technology Errors and Omissions, with a per claim and aggregate limit of not less than $1,000,000.

23.2 The insurer must be authorized or permitted to do business in the state in which the work is performed and must have Bests Rating “AX” or better. Supplier shall deliver a Certificate of Insurance on which Verizon Communications Inc., its subsidiaries and Affiliates are included as additional insureds as their interest may appear and listed as a Certificate Holder. Supplier agrees that Supplier’s policy is primary.

23.3 Supplier shall waive its rights of subrogation against Verizon for Workers’ Compensation claims, as permitted by law. Supplier shall, prior to rendering such Services, furnish to the address specified in Section 25, Notices, certificates or evidence of the foregoing insurance indicating the amount and nature of such coverage, the expiration date of each policy, and stating that no material adverse change or cancellation of any such policy shall be effective unless thirty (30) days’ prior written notice is given to Verizon, except ten (10) day notice for nonpayment of premium shall apply.

23.4	Supplier is responsible for determining whether the above minimum insurance coverages are adequate to protect its interests. The above minimum coverages do not constitute limitations upon Supplier’s liability.

23.5	Supplier may not self-insure without Verizon’s prior written consent. If after obtaining such consent, Supplier opts, when permitted by law, to self-insure any or all of the foregoing risks, in lieu of Certificates of Insurance as stipulated in this Section, Supplier shall provide to Verizon: (i) the self-insurance registration identification number assigned by each state in which Supplier desires to provide Services to Verizon or manufactures a product in connection with Services; (ii) a letter of certification from Supplier’s insurance carrier or self-insurance administrator that Supplier is self-insured for the coverages and amounts as stipulated in this Agreement, including that Verizon Communications Inc., its subsidiaries and Affiliates, is an additional insured and shall be indemnified and saved harmless from all claims, suits, and liabilities as set forth within this Agreement; and (iii) a notification of the states in which Supplier is provided coverage under its self-insurance.

24. RELATIONSHIP OF PARTIES

24.1	Except as is specifically provided in this Section 24, in providing any Services under this Agreement, Supplier is acting solely as an independent contractor and not as an agent of any other Party. Persons furnished by the Supplier shall be solely the employees or agents of the Supplier and shall be under the sole and exclusive direction and control of such Party. They shall not be considered employees of Verizon for any purpose. Supplier shall be responsible for compliance with all laws, rules and regulations involving its respective employees or agents, including (but not limited to) employment of labor, hours of labor, health and safety, working conditions and payment of wages. Supplier shall also be responsible, respectively, for payment of taxes, including federal, state, and municipal taxes, chargeable or assessed with respect to its employees or agents, such as social security, unemployment, worker’s compensation, disability insurance and federal and state income tax withholding. Except as provided in this Section 24, neither Party undertakes by this Agreement or otherwise to perform or discharge any liability or obligation of the other Party, whether regulatory or contractual, or to assume any responsibility whatsoever for the conduct of the business or operations of the other Party. Nothing contained in this Agreement is intended to give rise to a partnership or joint venture between the Parties or to impose upon the Parties any of the duties or responsibilities of partners or joint venturers.

24.2	Verizon hereby appoints Supplier as its limited agent for the sole purpose of accessing, safeguarding and utilizing Customer Proprietary Network Information and Personal Information (collectively, “Customer Information”) that may be provided by Verizon to Supplier in connection with its communications to Verizon customers that may be otherwise permitted pursuant to the terms and conditions of this Agreement. Verizon hereby instructs Supplier to adopt effective technical, physical and organizational measures that safeguard and that limit disclosure of Customer Information solely to Supplier personnel with a need to know such Customer Information for the performance of their work under this Agreement, and to the Verizon customer whose Customer Information is to be disclosed. Before Call Detail Information may be disclosed to the Verizon customer, Supplier must verify the identity of the Verizon customer in accordance with FCC rules on the safeguarding of call detail, see FCC 07-22, Report and Order and Further Notice of Proposed Rulemaking, CC Docket No. 96-115, and any guidelines provided by Verizon; Customer Information other than Call Detail Information may be disclosed to the Verizon customer after verifying his/her identity. This appointment supersedes any and all prior appointments, and it may be revoked and terminated by Verizon, in Verizon’s sole discretion, effective immediately, by written notice to Supplier. Except and solely as provided in this Section 24, Supplier shall have no other power, express or implied, to act for or on behalf of Verizon.

25. NOTICES

25.1	Unless otherwise stated in this Agreement or in an Authorization Letter, notices concerning this Agreement shall be in writing and shall be given or made by means of telegram, facsimile transmission, certified or registered mail, express mail or other overnight delivery service, or hand delivery, proper postage or other charges paid and addressed or directed to the respective parties as follows. A notice that is sent by facsimile shall also be sent by one of the other means set out by this Section:

To Supplier:	APAC Customer Services, Inc. 2333 Waukegan Rd, Suite 100 Bannockburn, IL 60015
To Verizon: 255 Parkshore Dr.	Verizon Folsom, CA 95630
With a copy to:	Verizon Corporate Services Group Inc

1 Verizon Way
Basking Ridge, New Jersey 07920

With a copy to: the Affiliate that placed the Authorization Letter.

25.2	Notices for change in ownership, change in name of firm, or change in mailing address must be given by Supplier by mailing to Verizon within thirty (30) days of such change. Notices for change in ownership must include the names of all new owners or officers, registered agent for Service of process and state of incorporation or organization.

26. NONWAIVER

Verizon’s failure to enforce any of the provisions of this Agreement or any Authorization Letter, or to exercise any option, shall not be construed as a waiver of such provisions, rights, or options, or affect the validity of this Agreement.

27. SEVERABILITY

If any provision of this Agreement shall be invalid or unenforceable, then such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement. The entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Parties shall be construed and enforced accordingly.

28.	LIMITATION OF LIABILITY

IN NO EVENT SHALL VERIZON BE LIABLE TO SUPPLIER, ITS EMPLOYEES, SUBCONTRACTORS, AND/OR AGENTS, OR ANY THIRD PARTY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE DAMAGES, OR LOST PROFITS FOR ANY CLAIM OR DEMAND OF ANY NATURE OR KIND, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF.

IN NO EVENT SHALL SUPPLIER BE LIABLE TO VERIZON, ITS EMPLOYEES, SUBCONTRACTORS, AND/OR AGENTS, OR ANY THIRD PARTY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE DAMAGES, OR LOST PROFITS FOR ANY CLAIM OR DEMAND OF ANY NATURE OR KIND, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF.  HOWEVER, THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO SUPPLIER’S OBLIGATIONS UNDER SECTION 11 (INFRINGEMENT), SECTION 12 (CONFIDENTIALITY) AND SECTION 22 (INDEMNIFICATION).

29. DISPUTE RESOLUTION

29.1	The Parties desire to resolve certain disputes, controversies and claims arising out of this Agreement without litigation. Accordingly, except in the case of (i) a dispute, controversy or claim relating to a breach or alleged breach on the part of either Party of the provisions of Section 12, “Confidential Information,” (ii) a suit, action or proceeding to compel Supplier to comply with its obligations to indemnify Verizon pursuant to Section 22, “Indemnification,” of this Agreement, or (iii) a suit, action or proceeding to compel either Party to comply with the dispute resolution procedures set forth in this Section 29, “Dispute Resolution,” the Parties agree to use the following alternative procedure with respect to any dispute, controversy or claim arising out of or relating to this Agreement or its breach. The term “Dispute” means any dispute, controversy or claim to be resolved in accordance with the dispute resolution procedure specified in this Section 29, “Dispute Resolution.”

29.2	At the written request of a Party, each Party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute arising under this Agreement. The Parties intend that these negotiations be conducted by non-lawyer, business representatives. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, shall be exempt from discovery and production, and shall not be admissible in any lawsuit without the concurrence of all Parties. Documents identified in, or provided with, such communications, which are not prepared for purposes of the negotiations are not so exempted and may, if otherwise admissible, be admitted in evidence in the lawsuit.

29.3	If the negotiations do not resolve the Dispute within sixty (60) days of the initial written request, the Parties may pursue their available remedies at law or in equity.

30. ORDER OF PRECEDENCE

All quotations, Authorization Letters, acknowledgments, and invoices issued pursuant to this Agreement shall be subject to the provisions contained in this Agreement. In the event of any conflict between a specific term or condition of this Agreement and a specific term or condition contained in an Exhibit to this Agreement, the specific term or condition of this Agreement shall control and take precedence unless it is stated in a clear and unambiguous matter in the Exhibit that the specific term or condition of the Exhibit is in conflict with the Agreement and takes precedence. The terms and conditions of this Agreement and its Exhibits will control over any additional, conflicting or inconsistent terms contained in any quotation, acknowledgment or invoice, unless agreed in writing by authorized representatives of the Parties; provided that, the following provisions, as they apply to Services ordered pursuant to a particular Authorization Letter, can be changed by language contained in that Authorization Letter: (i) the quantity, (ii) special quoted price, (iii) payment terms, (iv) warranty period, or (v) delivery date.

31. SECTION HEADINGS

The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

32. SURVIVAL OF OBLIGATIONS

The respective obligations of the Parties under this Agreement that by their nature would continue beyond the termination, cancellation or expiration, shall survive any termination, cancellation or expiration, including, but not limited to, obligations to indemnify, insure and maintain confidentiality.

33. CHOICE OF LAW AND JURISDICTION

The construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction and subject to the exclusive jurisdiction of its federal or state courts in New York. Any suit brought by either Party against the other Party for claims arising out of this Agreement shall be brought in the Supreme Court of the State of New York, New York County, and/or, if applicable, the United States District Court for the Southern District of New York. The application of the UN Convention on Contracts for the International Sale of Goods is specifically excluded from this Agreement.

34. GIFTS AND GRATUITIES AND CONFLICTS OF INTEREST

Supplier certifies that, to the best of Supplier’s knowledge and belief, no economic, beneficial, employment or managerial relationship exists between Supplier and any employee of Verizon, or between Supplier and any relative of an employee of Verizon, that would tend in any way to influence such employee in the performance of his or her duties on behalf of Verizon in connection with the awarding, making, amending or making determinations concerning the performance of this or any other agreement.

The exchange or offering of any money, gift item, personal service, entertainment or unusual hospitality by Supplier to Verizon is expressly prohibited. This prohibition is equally applicable to both Parties’ officers, employees, agents or immediate family members. Any violation of this provision constitutes a material breach of this Agreement.

35. ENTIRE AGREEMENT

This Agreement together with its exhibits constitutes the entire agreement between the Parties and cancels all contemporaneous or prior agreements, whether written or oral, with respect to the subject matter of this Agreement. No modifications shall be made to this Agreement unless in writing and signed by authorized representatives of the Parties.

36. SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement through their authorized representatives.

Verizon Corporate Services Group Inc.	APAC Customer Services, Inc.
/s/Virginia Ruesterholz	/s/Michael P. Marrow
(Signature of Authorized Agent)	(Signature of Officer)
Virginia Ruesterholz	Michael P. Marrow
(Printed Name of Authorized Agent)	(Printed Name of Officer)
President (Title)	President and CEO (Title)
(Date)6/22/09	5/14/09 (Date)
/s/Andrew B. Szafran (Signature of Officer)
Andrew B. Szafran (Printed Name of Officer)
Senior Vice President and CFO (Title)
5/14/09 (Date)

EXHIBIT A
SCOPE OF SERVICES

Supplier shall provide Services that include, but are not limited to, handling inbound and/or outbound customer calls associated with the Services including, but not limited to, training, questions on products and Verizon offered services and/or customer service support including billing and rate plan questions and changes, customer retention, up-sells, data product and service technical support, troubleshooting, sales and addition of new products.

Supplier shall, at its expense, furnish and maintain all necessary, adequate and appropriate equipment, personnel, ancillary services, office facilities, support facilities and hardware to perform the Services.

EXHIBIT B
AUTHORIZATION LETTER

Date

Contact Name
Supplier Name
Address
City, State

Re: and	Teleservices Agreement between Verizon Corporate Services Group, Inc. (“Verizon”) (“Supplier”)

Dear	Agreement Number: Authorization Letter Number:

This authorization letter (“Authorization Letter”) is issued pursuant to the terms and conditions of the above-referenced agreement (the “Agreement”).

The Services to be performed, compensation, and Service Levels, are [as set forth in the Agreement, except as otherwise provided in this Authorization Letter] [described in the attached “Statement of Work” (Schedule 1)]. The Services to be performed under this Authorization Letter are      (“Project”).

The Verizon Project Leader will be:

Invoices shall be billed on a monthly basis and addressed to:

Attn:

The Services will be performed at the Supplier facilities located at		.*

Services authorized by this letter will commence on	and will continue until

.

Please indicate your acceptance of this Authorization Letter by having it signed on the following page by an authorized representative of Supplier.

Sincerely,

(Name)

Verizon

(Title)

IN WITNESS WHEREOF, the Parties hereto have executed this Authorization Letter No.    through their authorized representatives.

Verizon Corporate Services Group, Inc.	[Legal Name of Supplier]
(Signature of Authorized Agent)	(Signature of Officer)
(Printed Name of Authorized Agent)	(Printed Name of Officer)
(Title)	(Title)
(Date)	(Date)

EXHIBIT C
CHANGE NOTICE

Date

TO: Contact Name

Supplier Name
Address
City, State

Re:	Master Agreement for Call Center Services between Verizon Corporate Services Group Inc. (“Verizon”) and (“Supplier”) dated (“Agreement”) Agreement Number: Change Authorization: Project Location:

Please be advised that [insert the Verizon entity that corresponds to the LOA or SOW] requests the changes to the Services as follows:

The foregoing is received, reviewed and accepted.

Verizon Corporate Services Group Inc.	[Legal Name of Supplier]
(Signature of Authorized Agent)	(Signature of Officer)
(Printed Name of Authorized Agent)	(Printed Name of Officer)
(Title)	(Title)
(Date)	(Date)

EXHIBIT D
Compliance with Minority, Woman-owned, and Service-Disabled Veteran and Person With
Disability-Owned Enterprises (MWDVBE) Utilization

Primary Supplier Commitment

A. Supplier Commitment.

1.	The Supplier (hereinafter “Primary Supplier”) agrees to provide opportunities for suppliers identified and Certified as a Minority, Woman, and Service-Disabled Veteran — owned and controlled Business Enterprises (hereinafter “MWDVBE”), in accordance, at a minimum, with the terms and conditions of this For each of the employees that Supplier wishes to assign to perform Services for Verizon.

2.	In addition, if the scope of this Agreement includes the provision of products or performance of services for or in conjunction with a Verizon Federal government agreement, the then-current Federal Acquisition Regulations (FAR) requirements regarding MWDVBE subcontracting and reporting shall also apply.

3.	In the event that a change in ownership results in a change of Supplier or subcontractor’s status as a Certified MWDVBE, Supplier shall notify Verizon in writing within thirty (30) days of such change.

B.	Definitions.

1.	Certified - Currently certified as MWDVBE by an authorized certifying body, such as the National Minority Supplier Development Council (NMSDC) or its affiliate regional councils, the Women’s Business Enterprise National Council (WBENC) or its affiliate regional councils, the California Public Utility Commission (CPUC) Clearinghouse, or other similar local, state, or federal certifying body.

2.	Control — Having overall fiscal/legal responsibility and exercising the power to make policy decisions.

3.	Owned — At least fifty-one percent (51%) of the business or, in the case of a publicly owned business, at least fifty-one percent (51%) of the stock is owned by a minority, woman or service-disabled veteran. Transfer of ownership to or purchase of an existing business by a minority, woman, or service-disabled veteran by a non-minority who remains actively involved in the operation of the business does not qualify as a MWDVBE.

4.	Minority–owned Business Enterprise (MBE) — A business concern in which at least fifty-one percent (51%) of the ownership and control is held by individuals who are members of a minority group and of which at least fifty-one percent (51%) of the net profits accrue to members of a minority group. Such persons include, but are not limited to, Black Americans, Hispanic Americans, Asian Pacific Americans (persons with origins from Japan, China, the Philippines, Vietnam, Korea, Samoa, Guam, the former U.S. Trust Territory of the Pacific Islands (Republic of Palau, the Commonwealth of the Northern Mariana Islands, Republic of the Marshall Islands, Federated States of Micronesia) Laos, Cambodia (Kampuchea), Taiwan, Burma, Thailand, Malaysia, Indonesia, Singapore, Brunei, Macao, Hong Kong, Fiji, Tonga, Kiribati, Tuvalu, or Nauru); Subcontinent Asian Americans (persons with origins from India, Pakistan, Bangladesh, Sri Lanka, Bhutan, the Maldives Islands or Nepal); Native Americans (American Indians, Eskimos, Aleuts, and Native Hawaiians); and members of other groups designated by the U. S. Small Business Administration as minorities.

5.	Women-owned Business Enterprise (WBE) — A business concern which is at least fifty-one percent (51%) owned and controlled by a woman or women; or, in the case of any publicly owned business, at least fifty-one percent (51%) of the stock is owned by a woman or by women. Such women’s business enterprise shall further be classified as either minority or non-minority women-owned business, depending upon the greater portion of ownership.

6.	Vietnam Era Veteran-owned Business Enterprise (VBE) — A business concern that is at least fifty-one percent (51%) owned and controlled, or in the case of a publicly owned business, at least fifty-one percent (51%) of the stock is owned, by an owner or owners who are veterans of the U.S. military, ground, navel, or air service, any part of whose service was during the period August 5, 1964 through May 7, 1975, who (1) served on active duty for a period of more than one hundred and eighty (180) days and were discharged or released with other than a dishonorable discharge, or (2) were discharged or released from active duty because of a service-connected disability. “Vietnam-Era Veteran” also includes any veteran of the U.S. military, ground, navel, or air service who served in the Republic of Vietnam between February 28, 1961 and May 7, 1975.

7.	Service-disabled Veteran-owned Business Enterprise (SDVBE) — (1) A business concern that is (a) at least fifty-one percent (51%) owned by one or more service-disabled veterans or, in the case of any publicly owned business, at least fifty-one percent (51%) of the stock of which is owned by one or more service-disabled veterans or, in the case of a veteran with a permanent and severe disability, the spouse or permanent caregiver of such veteran. (2) “Service-disabled veteran” means a veteran, as defined in 38 U.S.C. 101(2), with a disability that is service-connected as defined in 38 U.S.C. 101(16).

8.	Persons with Disabilities-owned Business Enterprise (DBE) — a business concern that is at least fifty-one percent (51%) owned and controlled, or in the case of a publicly owned business, at least fifty-one percent (51%) of the stock of which is owned by an owner or owners who are disabled as defined by the Americans With Disabilities Act (ADA). This classification can also include agencies that employ fifty-one percent (51%) or more disabled persons.

C. Supplier Diversity Utilization Plan.

1.	Upon request, the Primary Supplier shall submit a Supplier Diversity Utilization Plan (“Plan”) for approval by Verizon. The Plan must include a statement that the Primary Supplier will (i) achieve the MWDVBE Percent Commitment as defined in Section E, below, entitled “Primary Supplier MWDVBE Percent Commitment,” and (ii) report results utilizing the reporting method described below in Section D, entitled “Reporting.”

2.	The list of MWDVBE suppliers to be used by the Primary Supplier in its (Contract-Specific) Plan form shall constitute the following:

(a)	A representation by the Primary Supplier to Verizon in regard to the MWDVBE supplier(s) that (a) it intends to use the firm for the work specified in the Plan; (b) on the basis of information known to it and after reasonable inquiry, it believes such MWDVBE supplier(s) to be technically and financially qualified to perform the work specified, and that the firm is available to perform the work; and (c) the MWDVBE supplier(s) identified is currently Certified as an MWDVBE by an authorized certifying body.

(b)	A commitment that the Primary Supplier will enter into a contract with each such MWDVBE supplier (or approved substitutes) in accordance with its Plan.

(c)	A commitment by the Primary Supplier that it will not substitute a MWDVBE supplier listed in its Plan without prior written notification to Verizon. Unless the Primary Supplier has a reasonable belief that use of a designated MWDVBE supplier will potentially cause personal injury or damage to property, or that such MWDVBE Supplier has engaged in illegal or unethical behavior, no substitution(s) of MWDVBE supplier(s) designated on the Plan form may be made without notifying Verizon in writing, citing the specific reason(s) for substitution.

D. Reporting.

1.	The Primary Supplier shall report quarterly MWDVBE expenditures by using the “Prime Supplier MWDVBE Quarterly Report” and reporting format specified on the Verizon website at http://www22.verizon.com/suppliers/. For assistance with such reporting, contact Verizon Supplier Diversity at DSR@verizon.com.

2.	The Prime Supplier MWDVBE Quarterly Report shall include a) MWDVBE expenditures specific to Verizon contracts (herein, “Direct Expenditures”); and b) Verizon’s prorated share of the Primary Supplier’s non-contract specific MWDVBE expenditures (herein, “Indirect Expenditures”). Verizon’s prorated share of such Indirect Expenditures for the applicable calendar quarter shall be equal to the percentage derived from the following formula: Sales to Verizon / Sales to all customers.

3.	Such reports shall be submitted by no later than thirty (30) days following the end of each calendar quarter.

4.	This report is intended to provide a mechanism to monitor the Prime Supplier’s compliance and progress in achieving its MWDVBE commitments as set forth in this Exhibit.

5.	The Primary Supplier will provide:

(a)	A list of the name(s) and address(s) of the Certified MWDVBE suppliers the Primary Supplier has identified to be used in support of this Agreement;

(b)	A description of the products/services or scope of work performed by MWDVBE suppliers; and

(c)	The percentage or volume of contract work performed by each such firm.

E. Primary Supplier MWDVBE Percent Commitment.

Upon request, the Primary Supplier shall make a reasonable commercial effort to engage the services of certified MWDVBE Supplier(s) for an amount equivalent to be specified by Verizon (“MWDVBE Percent Commitment”).

F. Primary Supplier Compliance; Standards and Remedies.

1.	Compliance Standards. Verizon has the right to determine compliance by the Primary Supplier with the Plan and the MWDVBE Percent Commitments (hereinafter collectively the “MWDVBE Commitments”) established in this Exhibit. Verizon may determine that the Primary Supplier is achieving its MWDVBE Commitments by examining reports received from the Primary Supplier, performing on-site inspections, conducting progress meetings regarding work required by the Agreement, contacting involved MWDVBE suppliers, or through other Verizon actions taken in the ordinary course of administering the Agreement.

2.	Updates. An annual update of the Primary Supplier’s Plan will be required to ensure compliance with this Agreement’s provision for continuous year-over-year improvement.

3.	Commitments Not Achieved. In the event that the Primary Supplier’s MWDVBE Commitments hereunder are not achieved and the Primary Supplier cannot demonstrate to the reasonable satisfaction of Verizon that commercially reasonable efforts were made to accomplish such MWDVBE Commitments, such failure shall constitute default by the Primary Supplier, and Verizon reserves the right and shall have the option to invoke the termination provisions of this Agreement. Such documentary evidence of commercially reasonable efforts shall include but are not limited to a) advertisement in general circulation media, trade publications and small business media soliciting the performance of services of Certified MWDVBE suppliers related to the field of business regarding the products and/or services which are the subject matter of this Agreement; b) written notification to Certified MWDVBE suppliers requesting proposals specific to the products provided for and/or services performed under this Agreement; and c) written acknowledgment that the Certified MWDVBE suppliers’ interest in providing such products and/or performing such services is under consideration. The foregoing rights are in addition to, and not in limitation of, any other remedy Verizon may have at law or in equity. Verizon may also require that, upon request, the Primary Supplier submit additional documentation and information concerning the Primary Supplier’s performance in achieving its MWDVBE Commitments and compliance with its Plan.

4.	Cure Period for Commitments Not Achieved. Should the Primary Supplier continue to fail in achieving the MWDVBE Commitments of this Agreement, including as amended, after having been given notice of such failure to meet its MWDVBE Commitments, and failing to cure such MWDVBE Commitments within thirty (30) days of receiving such notice by achieving its requirements, the Primary Supplier shall be in default and no further cure shall be permitted.

5.	Supplier Report Card. In addition, the Primary Supplier’s ability to achieve its MWDVBE Commitments shall reflect upon and shall contribute to the Primary Supplier’s overall grade on the Supplier Report Card or other performance measurement(s).

EXHIBIT E
NON-DISCLOSURE

1.	To facilitate the conduct of business between the Parties with respect to the Agreement, it may be necessary for Verizon to disclose confidential information to Supplier. All Verizon information of any type or character that is either disclosed to Supplier or with which Supplier comes into contact shall be considered as the confidential information of Verizon including without limitation technical, customer, personnel and/or business information in written, graphic, oral or other tangible or intangible form (“Confidential Information”). Such Confidential Information may include proprietary material, as well as material subject to and protected by laws regarding secrecy of communications or trade secrets.

2.	The Parties acknowledge and agree that:

a.	All Confidential Information disclosed by Verizon shall be and shall remain the exclusive property of Verizon;

b.	Supplier shall receive in confidence any Confidential Information and shall use such Confidential Information only for purposes of work, services, or analysis related to this Agreement and for other purposes only upon such terms as may be agreed upon between the Parties in writing;

c.	Supplier shall limit access to authorized employees who have a need to know the Confidential Information in order for Supplier to participate in the Agreement. Supplier shall not disclose such Confidential Information to agents, contractors or others without the prior written approval of Verizon; and in the event of such approval, Supplier shall obtain their written agreement, in a form acceptable to Verizon, to protect Confidential Information provided hereunder and provide a copy of such agreement to Verizon;

d.	Supplier shall not alter or otherwise modify any Confidential Information received hereunder and the commingling of Confidential Information with Supplier’s information shall not affect the confidential nature or ownership of the same.

e.	At Verizon’s request, Supplier shall return promptly to Verizon or destroy any copies of such Confidential Information in written, graphic or other tangible form, providing to Verizon a list of all such material destroyed.

3.	These obligations do not apply to Confidential Information which, as shown by reasonably documented proof:

a.	Was in Supplier’s possession prior to receipt from Verizon; or

b.	Was received by Supplier in good faith from a third party not subject to a confidential obligation to Verizon; or

c.	Now is or later becomes publicly known through no breach of confidential obligation by Supplier; or

d.	Is authorized in writing by Verizon to be released or is designated in writing by Verizon as no longer being confidential or proprietary.

4.	Other than as required by law or as set forth in 2(c), Supplier shall not, without Verizon’s prior written consent, disclose to any person, or make a public announcement of, the existence of discussions or negotiations or any of the terms relating to this Agreement or any Confidential Information.

5.	If Supplier receives a request to disclose any Confidential Information of Verizon, whether pursuant to a valid subpoena or an order issued by a court or regulatory body (“Ordering Party”),and on advice of legal counsel such disclosure is required by law, then prior to disclosure, Supplier shall (i) notify Verizon of the terms of such request and advice, (ii) cooperate with Verizon in taking lawful steps to resist, narrow, or eliminate the need for that disclosure, and (iii) if disclosure is nonetheless required, work with Verizon to take into account Verizon’s reasonable requirements as to its timing, content and manner of making or delivery and use best efforts to obtain a protective order or other binding assurance from the Ordering Party that confidential treatment shall be afforded to such portion of the Confidential Information as is required to be disclosed. The foregoing is without limitation of Verizon’s ability to seek a protective order or other relief limiting such disclosure; in such a case, the Supplier shall cooperate in such efforts by Verizon.

6.	Supplier acknowledges that the proprietary data, know-how, software or other materials or information obtained from Verizon under this Agreement are commodities and/or technical data subject to the Export Administration Regulations (the “EAR”) of the United States Department of Commerce, and that any export or re-export thereof must be in compliance with the EAR. Supplier agrees that it shall not export or re-export, directly or indirectly, either during the term of this Agreement or after its expiration, any commodities and/or technical data (or direct products thereof) provided under this Agreement in any form to destinations in Country Groups D:1 or E:2, as specified in Supplement No. 1 to Part 740 of the EAR, and as modified from time to time by the U.S. Department of Commerce, or to destinations that are otherwise controlled or embargoed under U.S. law.

7.	It is agreed that a violation of any of the provisions of these non-disclosure provisions will cause irreparable harm and injury to Verizon and Verizon shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Supplier from doing or continuing to do any such act and any other violations or threatened violations of this Agreement.

8.	Neither disclosure of Confidential Information nor this Agreement shall be construed as a license to make, use, or sell the Confidential Information or derived products.

EXHIBIT F
Confidentiality Of Pennsylvania Customer Communications And Information

The following provisions shall be a part of and apply to this Agreement to the extent that the Agreement is performed in or involves the marketing of telephone services to Customers in the Commonwealth of Pennsylvania:

1.	As used in this Attachment, the terms “Customer information” and “Customer communication” shall have the meanings set forth in 52 Pa. Code §§ 63.131 through 63.137 (“Confidentiality of Customer Communications and Information”).

2.	Supplier and its employees, representatives and contractors shall comply with all provisions of 52 Pa. Code §§ 63.131 through 63.137 (“Confidentiality of Customer Communications and Information”) that pertain to a contractor of a telephone company.

3.	Supplier and its employees, representatives and contractors shall treat Customer information as confidential.

4.	Supplier and its employees, representatives and contractors shall use Customer information for only those purposes specified in this Agreement.

5.	Supplier shall establish a confidentiality statement which provides confidentiality protections which are no less than those required of a telephone company by 52 Pa. Code §§ 63.131 through 63.137 (“Confidentiality of Customer Communications and Information”) and maintain the same commitment to the protections in 52 Pa. Code § 63.134 from Supplier’s employees, Representatives and contractors.

6.	Supplier and its employees, representatives and contractors shall not intercept or use Customer information or Customer communications in a manner not authorized with respect to a telephone company employee by 52 Pa. Code §§ 63.131 through 63.137 (“Confidentiality of Customer Communications and Information”).

7.	Supplier and its employees, Representatives and contractors shall be subject to the operational restrictions specified in 52 Pa. Code §§ 63.131 through 63.137 (“Confidentiality of Customer Communications and Information”) with regard to the handling of Customer communications and Customer information as would otherwise apply to a telephone company employee.

8.	Supplier and its employees, Representatives and contractors shall not disclose Customer information and Customer communications to third parties except as required by law.

9.	Nothing contained in this Attachment shall be construed as making Supplier an employee or contractor of Verizon — Pennsylvania, Inc.

10.	Supplier shall enter into a written agreement with each contractor who assists it in the performance of this Agreement which: (1) contains language substantially the same as that contained in this Attachment; and, (2) requires the contractor to comply with all of the provisions of 52 Pa. Code §§ 63.131 through 63.137 (“Confidentiality of Customer Communications and Information”) that pertain to a contractor of a telephone company.

EXHIBIT G
GUIDELINES AND CERTIFICATIONS FOR CUSTOMER SERVICE REPRESENTATIVES

Your employer (“APAC”) is under contract with Verizon to provide call center Services (“Services”). You have been assigned to the Verizon Project. The following guidelines are provided to you so that you may better understand the expectations of you as they pertain to the expectations and requirements that Verizon has with APAC (“Guidelines”).

EMPLOYEE STATUS

Even though you are providing Services for the Verizon Project, you are not a Verizon employee. Therefore, you may not make any statements implying that you are or might be a Verizon employee. Further, APAC has all supervisory responsibility for your employment, not Verizon.

NON-DISCLOSURE OF VERIZON and VERIZON CUSTOMER INFORMATION

In addition to your non-disclosure obligations as they pertain to APAC, you also have the following non-disclosure obligations as they pertain to Verizon and Confidential Information:

1.	All Verizon and Verizon Customer Information of any type or character that is either disclosed to you or you come into contact with shall be considered confidential information of Verizon. This includes but is not limited to technical, customer, personal and/or business information in written, graphic, oral or other tangible or intangible form (“Confidential Information”). Such Confidential Information may include proprietary material, as well as material subject to and protected by laws regarding secrecy of communications or trade secrets.

2.	You acknowledge and agree that:

a.	All Confidential Information shall be and shall remain the exclusive property of Verizon;

b.	You will not use or access computers, networks, passwords, Confidential Information without authorization or in an unauthorized manner;

c.	You shall receive in confidence any Confidential Information and shall use such Confidential Information only for purposes of work, Services, or analysis related to your performance of Services on the Verizon Project;

d.	You shall not disclose such Confidential Information to any other employee, agent, contractor or other person without the prior written approval of Verizon or for any purpose whatsoever other than as authorized by Verizon;

e.	You shall not alter, decompile, disassemble, reverse engineer, or otherwise modify any Confidential Information received hereunder and the commingling of Confidential Information with APAC information shall not affect the confidential nature or ownership of the same;

f.	Upon request, you shall return promptly to APAC or Verizon, as instructed, any copies of such Confidential Information in written, graphic or other tangible form;

3.	You shall not disclose to any person, or make a public announcement of, the existence of any Confidential Information or any terms relating to your performance of Services on the Verizon Project;

4.	It is agreed and understood that a violation of any of these provisions will cause irreparable harm and injury to Verizon and Verizon shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining you from doing or continuing to do any such act and any other violations or threatened violations hereof.

YOUR CONDUCT

While performing Services on the Verizon Project, you shall wear appropriate identification and abide by the Verizon Project requirements or rules, including all security measures. Also, you are responsible for:

•	following all security, Customer Proprietary Network Information, Payment Card Industry Data Security Standards, safety and any other regulations, policies and procedures;

•	not revealing or releasing any Confidential Information or information that would compromise security;

•	immediately reporting all information security concerns including suspected fraudulent activities to the APAC manager or supervisor responsible for your work;

•	maintaining a safe work environment, including log-off or secure terminal when work is completed or terminal is unattended;

•	not sharing your personal user ID and/or password with any one;

•	only performing the Services on the Verizon Project pursuant to the access to the Verizon computer systems provided to you;

•	only accessing the computer system, electronic file, software or other electronic Services that are required to perform your assignment; and

•	immediately reporting to the APAC manager or supervisor responsible for your work any unsafe conditions and/or work related injuries, illnesses, and accidents and any other APAC employee conduct which you know or may have reason to know is in violation of these Guidelines.

INTELLECTUAL PROPERTY AND MARKS

•	Any work product you prepare while performing Services on the Verizon Project should be your original work, and no part of it should include the copyrighted work of any other person, unless you have the copyright owner’s and Verizon’s or APAC’s prior written approval to do so.

•	By accepting this work assignment by APAC on the Verizon Project, you are agreeing that you will promptly disclose to Verizon and APAC all inventions, discoveries, designs, improvements, technical information, ideas, databases, computer software or other apparatus programs, related documentation, and other works of original authorship, whether or not patentable, copyrightable or susceptible to other forms of protection (“Work Product”), which you may make, create, develop, write or conceive during the course of your assignment on the Verizon Project. You agree to assign and grant to Verizon all rights, title and interest in and to the Work Product. Either Verizon or its nominee shall have the right to file and prosecute, at its own expense, all patent applications, whether U.S. or foreign, on the Work Product. You shall, during the term of your assignment by APAC on the Verizon Project and for a reasonable time thereafter, provide Verizon or its nominee all documents pertaining to such Work Product, including, but not limited to, any patent applications and letters patent issuing thereon.

•	Upon the request of APAC or Verizon, you agree to execute a specific assignment to Verizon of all rights, title and interest to any of the Work Product and will execute all applications for patent, copyright, or other forms of protection for such Work Product in the United States and in other countries. If any of this information is ever sought by the government or by anyone for use in court, you must immediately inform both Verizon and APAC.

•	After your work assignment ends for any reason, you will treat with utmost confidentiality such Work Product and all private, trade secret, and proprietary information concerning it, and except as authorized in writing by APAC or Verizon, you will not publish, disclose or use such information or authorize anyone else to publish, disclose, or use it. When your work assignment ends, you will relinquish all documents, equipment and records containing such information to Verizon, regardless of form.

FRAUD AND CORRUPT PRACTICES

At all times, you are required to conduct yourself in accordance with the highest standards of honesty, integrity and fair dealing.

•	The use of Verizon funds or assets for any unethical or illegal purpose is strictly prohibited.

•	All Services you perform on the Verizon Project must be accurate and not contain any misrepresentation of facts.

•	You are never authorized to take any action, make any expenditure, or make any promises, directly or indirectly, to anyone in government, any political parties or candidates for office, or to private persons for the purpose of obtaining or retaining business for Verizon, except as otherwise permitted by law and Verizon.

•	If you are to perform any Services relating to any government contract, you must first seek guidance from the APAC manager or supervisor responsible for your work who may contact Verizon’s Project Leader for guidance.

•	If you have held any office, are employed by, or have any other role in any federal, state, local or foreign government or government-owned entity, you must fully disclose this in writing to APAC before engaging in any work for Verizon or receiving any payment from Verizon. APAC will provide such information to Verizon’s Project Leader.

•	You should not engage in conduct that is or otherwise involves fraudulent, unethical, or otherwise illegal acts or conduct.

•	If you believe that there is an occurrence of fraud, you should immediately report the matter to your supervisor responsible for your work who will then contact the Verizon Project Leader.

ALCOHOL and DRUGS

You must not report to work or engage in any work for or on behalf of the Verizon Project, or in any fashion represent, or make any representations on behalf of Verizon, while under the influence of illegal drugs or alcohol. In addition, you may not possess illegal drugs or controlled substances while performing Services, conducting business with or for Verizon. This prohibition does not include legally obtained medications used as directed by a licensed medical practitioner that do not create a safety risk such as possible impairment in operating machinery.

GAMBLING

Gambling, including any game of chance, is not allowed while performing Services.

CONFLICTS OF INTERESTS

You should avoid engaging in any business activity that would conflict or interfere with your performance of Services on the Verizon Project.

VERIZON CUSTOMER INFORMATION

Everyone working in the communications industry has a duty to protect the privacy of Verizon Customer information, communication and records. Safeguarding Customers’ trust is essential to the success and reputation of Verizon.

•	You may be exposed to information about Customers. This is Verizon Confidential Information, and must be protected.

•	Unauthorized access to, interference with, or misuse of Verizon Customer information, communication and/or records is considered improper conduct and may also constitute a violation of state and federal laws. Such improper conduct will result in the termination of your Services on the Verizon Project.

•	If you believe that there is unauthorized access or improper conduct involving Customer Information, you should immediately report the matter to your supervisor responsible for your work who will then contact the Verizon Project Leader.

COMPLIANCE WITH APPLICABLE LAWS

In performing Services on the Verizon Project, you have an obligation to comply with all laws. You are never authorized to take any steps on Verizon’s behalf that may violate the law. No one, including Verizon’s own employees, has the authority to direct or approve any such conduct.

CHILD PORNOGRAPHY

If you become aware of child pornography, regardless of the circumstances, in the course of performing Services on Verizon Project then you must immediately inform APAC who will immediately notify the Verizon Project Leader.
If you become aware of child pornography you should never do the following:

•	Confront the Customer or employee

•	Confiscate the device or equipment

•	Move, print or copy the content

•	Send, forward or otherwise transmit the content

The use or access of Verizon systems to view or distribute any pornographic material is strictly and expressly prohibited and will result in disciplinary action, up to and including dismissal.

DOCUMENT RETENTION AND DISPOSAL

During the normal course of providing Services on the Verizon Project, you may be responsible for creating, using, storing, and disposing of Verizon records.
Verizon has a Records Management and Retention Program (the “Program”) in place with APAC. Its purpose is to ensure that company records are retained and preserved in accordance with applicable legal, regulatory and business requirements. All documents including, but not limited to electronic data, e-mails and computer disks, as well as paper versions, are subject to the Program requirements.
If you have any questions or concerns about whether a particular document falls within the scope of this policy, please consult the APAC manager responsible for your work and/or the Verizon Project Leader.

FAIR COMPETITION

You should not make unfair, misleading, or inaccurate comparisons with the products and services of Verizon’s competitors.

WHERE SHOULD YOU GO WITH QUESTIONS?

You should raise all issues regarding your assignment directly with APAC’s management or its human resources department.

CONCLUSION

Nothing is more important to Verizon than its good name and its Customers’ trust. This is not subject to compromise. If you engage in improper conduct, you may be terminated from your assignment on the Verizon Project.

You must read and then certify that you have read these Guidelines and agree to comply with them. Failure to do this will result in your removal from all work on the Verizon Project.

CERTIFICATION

I have carefully read the GUIDELINES AND CERTIFICATIONS FOR CUSTOMER SERVICE REPRESENTATIVES WORKING ON THE VERIZON PROJECT and any attachments hereto.

I agree to comply with these Guidelines, policies and procedures, and the law including the requirement to conduct any business involving Services for the Verizon Project in accordance with the highest standards of honesty, integrity and fair dealing. I understand and agree that any violations by me of these Guidelines, laws or principles may lead to dismissal from working on the Verizon Project.

I agree and acknowledge that I am not an employee of Verizon, or any of its subsidiaries, parents, or affiliated companies. As such, I agree and acknowledge that I am not entitled to any of the benefits made available to employees of Verizon. I therefore waive, discharge, and release any claim for any employee benefit offered by Verizon or any of its parents, subsidiaries, or affiliated companies, including any successors thereto. This waiver specifically includes, but is not limited to, pension coverage or benefits, medical and/or dental insurance coverage or benefits, life insurance coverage or benefits, savings and investment plan benefits, employee stock options, short term incentives, long term incentives, holiday pay, separation pay or any other employee benefit of any type or description.

By signing this document, I understand, agree and accept the terms contained herein.

Representative

Signature

Print Name

Title

Date

I certify that this employee was afforded the opportunity to read and discuss this document prior to signing. I also certify that I have informed the employee that he/she is responsible for abiding by all terms contained herein.

Supervisor

Signature

Print Name

Title

Date

EXHIBIT H
PERSONAL INFORMATION BASELINE SECURITY REQUIREMENTS

This exhibit defines certain minimum security requirements that Supplier shall meet, and does not limit other rights of Verizon or obligations of Supplier that otherwise exist under an applicable agreement (including, but not limited to, additional security requirements that may be imposed to address specific information, agreements or engagements, or changes in applicable law):

1.	Definitions:

a.	“Destruction” is a process that destroys media on which information is located and thereby makes recovery of such information impossible, and means “destroyed” as specified in NIST 800-88. Incineration, shredding and pulverizing are all permissible physical destruction methods in accordance with minimum standards specified in NIST 800-88.

b.	“Encrypted” or “encryption” for Sensitive Personal Information shall mean encrypted using at least “Triple DES” or AES with a minimum encryption strength/key of 256 bits and minimum seed/key length of 256 bits. Supplier must implement key and seed management procedures that enable Verizon data to be retrieved if the person who encrypted such data is unable or unwilling to decrypt the data. Keys and seeds must be properly protected, using either physical procedures or encryption no less robust than is required herein for Sensitive Personal Information and not accessible by hackers. Supplier must maintain a written and tested process for key rotation on a periodic basis or in event of compromise.

c.	“Industry Standard” means: (1) actually used or adopted by a substantial number of comparable companies working with comparable information; (2) prescribed for use by an industry standards body or group; or (3) assessed by recognized experts in the field as acceptable and reasonable.

d.	“Organizational Mechanisms” include, at minimum: (1) code of conduct or like employee compliance measures, accompanied by meaningful discipline for violation of same; (2) criminal background checks for employees permitted to access Sensitive Personal Information, and (3) in the case of any employees that are India-based, background checks consistent with Verizon’s standard practices with respect to its own India-based employees, utilizing an investigative agency and procedures approved by Verizon.

e.	“Personal Information” is Sensitive Personal Information as defined herein.

f.	“Sanitized” or “sanitization” is a process, as specified herein, that removes information from media or that renders such information irretrievable, such that data recovery is not possible

g.	“Sensitive Personal Information” is a person’s first name and last name or first initial and last name in combination with any one or more of the following data elements that relate to that person: (1) Social Security number, (2) driver’s license number or state-issued identification card number, (3) financial account number, or credit or debit card number, with our without any required security code, access code, personal identification number (PIN) or password that would permit access to that person’s financial account, (4) medical information (including, but not limited to, any information regarding an individual’s medical history, mental or physical condition, or medical treatment or diagnosis by a health care professional), (5) health insurance information (i.e., an individual’s health insurance policy number or subscriber identification number, any unique identifier used by a health insurer to identify the individual, or any information in an individual’s application and claims history, including any appeals records). However, “Sensitive Personal Information” does not include publicly available information that is lawfully made available to the general public from federal, state, or local government records.

h.	“Security Breach” is the unauthorized acquisition or unauthorized use of unencrypted data, or the unauthorized acquisition or unauthorized use of encrypted electronic data along with the confidential process or key that is capable of compromising the security, confidentiality, or integrity of such encrypted data.

2.	Encryption Requirements for Sensitive Personal Information:

a.	If electronic media containing Sensitive Personal Information are shipped, the Confidential Information and Sensitive Personal Information must be Encrypted unless shipped in accordance with the Secure Transportation requirements herein. Shipments of unencrypted Sensitive Personal Information in non-electronic (hardcopy) form must be undertaken using Supplier employees and the Sensitive Personal Information must be maintained in secure enclosures during shipment; shipment by an express company or common carrier will not satisfy this requirement.

b.	No Sensitive Personal Information shall be placed on laptops or other portable devices (including, but not limited to, portable drives, CDs, DVDs and “thumb” drives) unless it is Encrypted.

c.	No Sensitive Personal Information shall be transmitted electronically, including but not limited to transmission across the Internet or other public network and wireless transmission, unless the Sensitive Personal Information is Encrypted.

3.	Access Controls:

a.	Supplier must subject all Sensitive Personal Information to industry standard access controls that:

(1)	limit access only to authenticated Supplier personnel who require access when performing under the Agreement,

(2)	use the “least privilege” model for access, enabling Supplier personnel to access only such information and resources as are necessary when performing under the Agreement, and

(3)	immediately terminate access by an employee who no longer requires access to perform under the Agreement (e.g., a terminated or reassigned employee).

b.	Supplier must employ industry standard authentication protocols, including protocols that:

(1)	control user IDs and other identifiers,

(2)	utilize reasonably secure methods of assigning and selecting non-obvious passwords or that utilize unique identifier technologies such as biometrics or token devices,

(3)	control data security passwords to ensure that such passwords are kept in a location and/or format that does not compromise the security of the data they protect, and

(4)	utilize industry standard password selection and ageing procedures to limit opportunities for compromise of password security.

b.	Supplier must employ industry standard intrusion detection tools for any environment into which Sensitive Personal Information will be placed.

c.	Supplier must perform application and database vulnerability assessments using industry standard tools (mitigating any issues defined as medium or higher) and a Security Review/risk assessment of the design and security controls implemented to protect the data.

d.	No remote access to Sensitive Personal Information, from home or other location that is not at the premises of the Supplier or Verizon shall be permitted without the specific authorization of Verizon, and such authorization will be conditioned on measures that maintain the security of such Sensitive Personal Information and that prevent unauthorized access thereto, or unauthorized copying or retention thereof.

e.	Supplier must utilize industry standard system security agent software (e.g., anti-virus, anti-malware and anti-spyware tools) for any environment into which Sensitive Personal Information will be placed. Such software must include reasonably up-to-date patches and virus definition, and must receive the most current security updates on a regular basis.

f.	If Sensitive Personal Information is located on a system connected to the Internet or any other public network, that system must be protected by reasonably up-to-date firewall protection and operating system security patches reasonably designed to maintain the security and integrity of the Sensitive Personal Information.

4.	Unauthorized Copying Controls:

a.	Supplier must employ technical and organizational mechanisms to prevent unauthorized copying of Sensitive Personal Information.

b.	Supplier must employ technical and organizational mechanisms to prevent unauthorized removal of Sensitive Personal Information from Supplier’s facilities. These mechanisms shall include disabling/restricting local ports so as to prevent downloading of data onto removable USB drives, MP3 players or similar devices, restrictions on uploading or file transfer from the facility to unauthorized recipients, and a prohibition on the use of camera (excluding CCTV security unit) and other screen capture devices.

5.	Destruction of data: Sensitive Personal Information shall be destroyed or made unreadable when no longer required for performance under the Agreement, in accordance with the following:

a.	Information in non-electronic form: Unencrypted Sensitive Personal Information in non-electronic (hardcopy) form shall be made unreadable before disposition or recycling.

b.	Removal of functional electronic storage media: When removing functional electronic storage media (e.g., a non-failed drive) from a Verizon or Supplier facility, Supplier shall ensure that the media have been Sanitized as specified herein prior to leaving Verizon premises. Alternatively, if for technical or business reasons, the functional electronic storage media cannot be Sanitized, the media shall be destroyed as specified herein, or the contents of the electronic storage media shall be protected prior to transport, with whole disk Encryption as if containing Sensitive Personal Information. If for technical or business reasons, functional electronic storage media must be removed from Verizon or Supplier premises without the foregoing Sanitization or Encryption (e.g. containing data stored in clear text), the electronic storage media may only be removed in such form with the prior written approval of a Verizon manager at the Director level or higher. Unless such media have been Sanitized, destroyed or Encrypted as specified herein prior to removal, all electronic storage media removed from Verizon premises must be transported by a licensed, bonded, secure carrier (see transportation requirements below).

c.	Removal of non-functional electronic storage media: When removing non-functional electronic storage media (e.g., a failed drive) from a Verizon or Supplier facility, Supplier may Destroy the media onsite prior to removal as specified herein. If the electronic storage media are not Destroyed, and must be removed from the Verizon premises, Supplier shall provide transport in accordance with the Secure Transportation requirements below.

d.	Secure Transportation: When transporting Verizon electronic storage media from a Verizon facility, Supplier must implement and adhere to a “chain of custody program”, approved by Verizon, for tracking the movement and disposition of media from receipt to final disposition, including the following specific items: (1) Ownership of the Media; (2) Serial Number of the Media; (3) Verification at collection/pick-up location (owner/end user); (4) Secure Transport (Driver Name, Date and Time Stamp); (5) Receipt at Supplier’s location (Date and Time Stamp); (6) Disposition of Media (Reclaimed, Destroyed, Conveyed to a third party); and (7) Certificate of Erasure (COE) and/or Certificate of Destruction (COD) upon completion of the Sanitization or Destruction and Reclamation activities. In the event that the electronic storage media have been Sanitized, Encrypted or Destroyed as specified herein prior to removal, the foregoing transportation requirements do not apply.

e.	Final Disposition: At a minimum, all electronic storage media removed from Verizon’s premises shall be Sanitized or Destroyed prior to redeployment or resale.

f.	Required Records: Supplier shall maintain records at the serial number level for four years of all receipts and disposition which identify the Computing Assets being processed. All records pertaining to the disposition of each Computing Asset must be available for audit and verification by Verizon during this four year period. The Supplier must provide reports monthly to Verizon.

g.	Sanitization: Sanitization of Sensitive Personal Information shall be performed in compliance with the DOD 5220.22-M standard.

(1)	The preferred method of Sanitization for compatible ATA (including SATA/PATA) Drives and SCSI drives, where technically feasible, is to perform Secure Erase, utilizing the Secure Erase utility available from the University of San Diego CMRR, at http://cmrr.ucsd.edu/people/Hughes/SecureErase.shtml).

(2)	Alternatively, if Secure Erase is inappropriate or is not used, a minimum of a 3 pass block erasure shall be utilized that removes the data from magnetic disk media by sequentially overwriting all addressable locations in the following manner, and then verifying the same by a disk read: (i) overwriting with a random pattern; (ii) overwriting with binary zeros; and (iii) overwriting with binary ones. NIST and FASP have specified Kill Disk http://www.killdisk.com/eraser.htm as a compliant sanitization tool for IDE, SCSI and ATA drives.

(3)	With the prior written approval of Verizon, Suppliers may also use NSA/CSS-approved automatic degaussers to Sanitize some media. A list of approved degaussers may be found at http://www.nsa.gov/ia/government/MDG/NSA—CSS-EPL-9-12.PDF. In approving the use of automatic degaussers for sanitization, Verizon reserves the right to impose additional certification and audit requirements.

6.	Security program:

a.	Supplier shall have a written information security program that is at minimum industry standard.

b.	Without limiting the scope of the foregoing information security program, that program shall include (but not be limited to) the following elements:

(1)	Supplier will review its security measures on an ongoing basis, at least annually and whenever there is a material change in business practices that may implicate the security or integrity of records containing Sensitive Personal Information. Such review will identify and assess reasonably foreseeable internal and external risks to the security, confidentiality and/or integrity of any electronic, paper or other records containing Sensitive Personal Information.

(2)	Supplier will train its personnel on the requirements of the information security program.

(3)	Supplier will impose meaningful discipline on personnel who violate the requirements of the information security program.

(4)	Supplier will comply with any and all relevant laws and regulations requiring notification of Security Breaches. In addition, Supplier will, as soon as practicable, notify Verizon of any Security Breach of Sensitive Personal Information; investigate that breach of security; report the results of such investigation to Verizon; cooperate with Verizon in any Verizon investigation of the breach and the effects thereof; and implement corrective measures to prevent future breaches.

7.	Certification: Prior to accessing or receiving Sensitive Personal Information, Supplier shall certify to Verizon in writing that it has a written, comprehensive security program that is in compliance with these Baseline Security Requirements and with the Standards for the Protection of Personal Information of Residents of the Commonwealth of Massachusetts, 201 CMR 17.00 et seq., http://www.mass.gov/?pageID=ocamodulechunk&L=1&L0=Home&sid=Eoca&b=terminalcontent&f=idtheft— 201cmr17&csid=Eoca